Exhibit 10c
EXECUTION VERSION
TRINITY BIOTECH PLC AND CERTAIN OF ITS AFFILIATES
STAGO INTERNATIONAL S.A.S.
PURCHASE AND SALE AGREEMENT
for the sale and purchase of the diagnostic coagulation business of Trinity
MARCH 10, 2010

TABLE OF CONTENTS

1. DEFINITIONS	7
1.1 Definitions and Interpretation	7
1.2 Interpretation	18

2. SALE AND PURCHASE	18

3. PRICE	19
3.1 Purchase Price	19
3.2 Purchase Price Allocation	20
3.3 Closing Payment and Deferred Payments	21
3.4 Determination of the Post Closing Adjustments and the Intercompany Debt Adjustment	22

4. CLOSING	24
4.1 Closing Date and Location of the Closing	24
4.2 Simultaneous Obligations	24
4.3 Trinity’s Obligations at Closing	25
4.4 Stago’s Obligations at Closing	27

5. PRE-CLOSING COVENANTS	28
5.1 Management until the Closing Date	28
5.2 Consents	30
5.3 Shared Contracts	31
5.4 Employees Generally	32
5.5 Irish Employees	33
5.6 U.S. Benefits and Labor	33
5.7 Migration	35
5.8 Transitional Services Agreement	37
5.9 Other Ancillary Agreements	38
5.10 Intra-group Agreements	38
5.11 Insurance	38

5.12 Sellers’ Claims	38
5.13 List of Business Assets and Inventory	39
5.14 Pre-Closing Reorganization	39
5.15 Maintenance of Assets	39
5.16 Audit	39
5.17 Inventory	39
5.18 Cooperation — Further assurances	39

6. POST-CLOSING COVENANTS	40
6.1 Non-compete	40
6.2 Non-solicitation	41
6.3 Business Asset for which a Consent is not obtained prior to Closing	41
6.4 Shared Contracts	43
6.5 Wrong Box Asset	43
6.6 Outside Assets	44
6.7 Employees	44
6.8 Access	44
6.9 Insurance	45
6.10 Further Assurances	45
6.11 U.S. Benefits and Labor	46
6.12 Confidentiality with Respect to Know-How, SOPS and Other Confidential Business Information	47
6.13 Year-end Audits	47
6.14 Bray Facility	47
6.15 Change of Name of the Business Subsidiaries	47
6.16 Employees Generally	47
6.17 Guarantees	48
6.18 Post-Closing Liabilities	48

7. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	48
7.1 General	48
7.2 Organization, Standing and Power	49
7.3 No Conflict	50
7.4 Consents	50
7.5 Insolvency	51

7.6 Shares	51
7.7 Assets	52
7.8 Business Subsidiaries	52
7.9 Financial Debt	53
7.10 No Undisclosed Liabilities	53
7.11 Sales and Accounts	54
7.12 Operations since December 31, 2009	54
7.13 Management of the Business	55
7.14 Intellectual Property Rights	55
7.15 Material Contracts	57
7.16 Litigation	59
7.17 Regulatory Approvals	60
7.18 Products	61
7.19 Compliance with Law	61
7.20 Real Property	61
7.21 Receivables	63
7.22 Environment	63
7.23 Taxes	63
7.24 Employees and Employee Benefits	66
7.25 Relations with the Seller Group & Connected Persons	69
7.26 No Agency	70
7.27 Insurance	70
7.28 Grants and Allowances	70
7.29 Information Technology — Destiny Instruments	70
7.30 Information Technology — Back Office	71

8. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	72
8.1 General	72
8.2 Organization, Standing and Power	72
8.3 No Conflict	72
8.4 Consents	72
8.5 Insolvency	73
8.6 Knowledge	73

9. INDEMNIFICATION BY THE SELLERS	73
9.1 General	73
9.2 Calculation of a Loss	74
9.3 Mitigation	75
9.4 Claims	75
9.5 Third Party Claims	75
9.6 Investigation of Claims and Third Party Claims	76
9.7 Limitations	77
9.8 Payment of Claims	78

10. SPECIFIC INDEMNITIES	78
10.1 Environmental Indemnity	78
10.2 Litigation	78
10.3 Sales	79

11. SELLERS’ RESPONSIBILITY FOR LIABILITIES	79

12. MANAGEMENT OF TAX MATTERS	79

13. GOVERNING LAW AND DISPUTES RESOLUTION	80

14. CONFIDENTIALITY	80

15. MISCELLANEOUS	80
15.1 Termination	80
15.2 Publicity	80
15.3 Costs	81
15.4 Notices	81
15.5 Severability	82
15.6 Entire Agreement	82
15.7 Binding Effect and Assignment	82
15.8 Amendments — Waiver	83
15.9 Remedies	83
15.10 Third Party Beneficiaries	83
15.11 Counterparts	83
oOo

PURCHASE AND SALE AGREEMENT
dated March 10, 2010
PARTIES:
Trinity Biotech Plc, a public limited company incorporated in Ireland (registered number 183476) whose registered office is at IDA Business Park, Bray, Co. Wicklow, Ireland (“Trinity”);
Trinity Biotech Manufacturing Limited, a company incorporated in Ireland (registered number 239206) whose registered office is at Bray Business Park, Bray, Co. Wicklow, Ireland;
Biopool US, Inc., a company incorporated in Delaware whose registered office is at Girts Road, Jamestown, NY 14702, USA;
Trinity Biotech, Inc., a company incorporated in Delaware whose registered office is at Girts Road, Jamestown, NY 14702 USA; and
Clark Laboratories Inc, a company incorporated in Delaware, whose registered office is at Girts Road, Jamestown, NY 14702 USA
(together the “Sellers”).
AND
Stago International S.A.S. (“Stago”), a company incorporated in France (registered number 401 011 168) whose registered office is at 5 rue des Frères Chausson — 92600 Asnières, France.
(the Sellers and Stago being together referred to as the “Parties”).
WHEREAS, Trinity is the sole shareholder of, and owns all of the Shares in each of Trinity Biotech (UK Sales) Limited, 54 Queens Road, Reading RG14A2, England (“Trinity UK”), Trinity Biotech GmbH, Lehbrinksweg 59, 32657 Lemgo, Germany (“Trinity Germany”), and Trinity Biotech France SARL, 300 A rue Marcel Paul ZI des Grands Godets, 94500 Champigny-sur-Marne, France, RCS Créteil no. 492 104 658 (“Trinity France”) (Trinity UK, Trinity Germany and Trinity France are together the “Business Subsidiaries”);
WHEREAS, Trinity and its Affiliates (including the Business Subsidiaries, for whom such business is their primary activity) are engaged in the diagnostic coagulation business;
WHEREAS, Sellers are prepared to sell, and Purchasers are prepared to buy, all the Shares and all or substantially all of the Transferring Assets, subject to certain liabilities specifically assumed, all on the terms and subject to the conditions set forth herein (the “Transaction”);
WHEREAS, the Banks that benefit from certain Encumbrances on the Business Assets and guarantees and undertakings granted by the Business Subsidiaries in relation to obligations of Trinity and its Affiliates under financing agreements have, in the undertaking attached as Schedule A, committed to release such Encumbrances and guarantees and other undertakings upon the Closing.

NOW, THEREFORE, and in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
1.	Definitions

1.1	Definitions and Interpretation
“Accounting Principles” means International Financial Reporting Standards and to the extent consistent with the accounting principles, policies, assumptions and practices of Trinity as consistently applied by Trinity and its accountants up to December 31, 2009.
“Accounts Date” means December 31, 2009.
“Affiliates” means in relation to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For the purpose of this definition control means the legal or beneficial ownership of 50% of the voting rights or the power to nominate the majority of the board of directors or equivalent body of any entity.
“Agreed Allocation Schedule” has the meaning set forth in Section 3.2(b).
“Agreed Interest Amount” means one million U.S. dollars (US$1,000,000).
“Agreed Rate” means US$ LIBOR plus 100 basis points.
“Agreement” means the present agreement.
“Allocation Schedule” has the meaning set forth in Section 3.2(b).
“Ancillary Agreements” means the TSA, the Point of Care License, the Irish Property Assignments, the Irish Transfer Agreement, the German Transfer Agreement, the U.S. Transfer Agreement, the French Transfer Agreement, the OEM Agreements, the License Assignment Agreement and the Patent Transfer Agreement.
“Asset” means any right, title and interest in and to the rights, properties, assets, goodwill, claims, contracts and businesses of every kind, character and description, whether accrued, contingent or otherwise, and wherever in the world located.
“Auditor Allocation Schedule” has the meaning set forth in Section 3.2(b).
“Australian Clearance” means the indication from the Australian Competition & Consumer Commission that it has no objection to, or does not propose to take any action in respect of, the proposed Transaction under section 50 of the Trade Practices Act 1974 (Cth), either unconditionally or on conditions which are reasonably acceptable to the Parties.

“Australian Distribution Contract”, means the contract dated 5 October 2007 between (i) Trinity Biotech Manufacturing Limited and (ii).
“Banks” means the banks who are the beneficiaries of the Existing Encumbrances and the Existing Business Subsidiaries Financing Obligations.
“Benefits” means any plan, arrangement, agreement, program or policy relating to stock options, stock purchases, other equity-based compensation, compensation, bonus, incentive, deferred compensation, employment, severance, retention, employment, consulting, change in control, termination, fringe benefits, disability, medical, life, vacation, retirement, pension, relocation plan or policy, employee loan, supplemental unemployment or other employee benefits or benefits.
“Bray Facility” means the manufacturing facility operated by the Business at Buildings 3 & 4, IDA Business Park, Bray, Co. Wicklow.
“Business” means the entire worldwide diagnostic coagulation business of Trinity and its Affiliates (including the Business Subsidiaries) as carried out as of the date hereof.
“Business Adjustment Amount” means, as at the Closing Date: (a) the UKGF Net Amount, plus (b) the net book value for the Business of customer placed instruments on operating lease contracts, plus, (c) lease receivables for the Business on finance (capital) leases of instruments to customers, less (d) the prepaid service obligations of the Business at Closing (i.e., the unamortized portion of the service revenues paid by customers to Trinity and its Affiliates prior to Closing), less (e) finance lease obligations for the Business assumed in relation to fixed asset(s) (PPE) acquired by Stago and instruments which are placed on operating lease contracts with customers, plus (f) the amount of any prepayments by any of the Sellers for Inventory not received and/or software maintenance in Ireland and/or the U.S.
“Business Assets” means any Assets owned or leased by Trinity or its Affiliates relating to or comprising the Business (including those set forth in Schedule 2.2), and excluding only the Excluded Assets.
“Business Asset Purchasers” means, subject to the terms of Section 15.7(c), those Purchasers who shall be labeled as such in a notification to Trinity by Stago at least 5 Business Days prior to the Closing Date.
“Business Asset Sellers” means Trinity Biotech Manufacturing Limited, Trinity Biotech plc, Trinity Biotech, Inc., Biopool U.S. Inc, and Clark Laboratories, Inc.
“Business Contracts” means all of the legally binding contracts, agreements, licenses, leases, purchase or sale orders or any similar undertakings, commitments or arrangements entered into by Trinity or its Affiliates (including the Business Subsidiaries) whether written or oral relating to or comprising the Business (a list of which Trinity shall promptly provide following the date hereof) and excluding only the Excluded Contracts.

“Business Data” means all information, data and documents related to customers, suppliers, regulatory matters, quality or products whatever their form, relating to the Business, including lists, files, documents and correspondence, all advertising, marketing, promotional or sales literature, manuals and all other general, business, legal, technical, financial (only for the Business Subsidiaries), accounting (only for the Business Subsidiaries) and personnel records, files, or invoices that are used in connection with the Business, including monthly information regarding the supply chain over the 2 years preceding Closing, all customer information over the 5 years preceding Closing.
“Business Day” means any day other than a Saturday or a Sunday on which banks and financial markets are open in Ireland and France.
“Business Employees” means the Irish Employees and the US Employees.
“Business Liabilities” means those liabilities specifically enumerated in Schedule 2.3.
“Capitalized Instruments” means the net book value for the Business of customer-placed instruments operating lease contracts.
“Closing” means Closing of the Transaction in accordance with the terms of this Agreement.
“Closing Date” has the meaning set forth in Section 4.1.
“Closing Inventory” means the gross value of the Inventory as at the Closing Date as determined pursuant to the Inventory Valuation Method.
“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985.
“Competition Clearance” means the Turkish Clearance and the Australian Clearance.
“Condition Precedent” has the meaning given to same in Section 4.1(c).
“Connected Person” in relation to a Person means any Person who is connected with that Person by virtue of Section 10 of the TCA, except for the holders of ordinary shares and ADRs in Trinity Biotech plc, but excluding such holders who are otherwise directors, officers or employees of any member of the Seller Group.
“Consents” has the meaning set forth in Section 5.2(a).
“Contract Consents” means any and all Consents that may be necessary to effect the valid sale, transfer, conveyance, assignment or novation of a Business Contract to the applicable Purchaser.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the IRC Code and (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the IRC Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the IRC Code.

“Core Warranties” means the Representations and Warranties set forth in Sections and Subsections 7.2, 7.3, 7.5, 7.6(a) to (d) (Shares); 7.7(b) to (d), and (f) (Assets); 7.14(c) (Intellectual Property Rights) and 7.23 (Taxes) below.
“Covenants” means the Sellers’ covenants set forth in this Agreement.
“Disclosure Schedules” means the disclosure schedules attached to this Agreement.
“DS” means the data site in respect of this transaction provided by Trinity to Stago and each document referred to herein with a DS number shall refer to the location within the data site of that document
“Employment Laws” means any and all applicable Laws (including ERISA and the IRC Code), codes of conduct and practice, collective agreements and relevant customs and practices with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity, working time, termination, workers’ compensation, employees representation and social security contributions and Taxes.
“Encumbrances” means any legal or equitable mortgage, debenture, lien, charge, pledge, security interest, encumbrance, assignment or transfer of title by way of security, option or right of pre-emption, reservation-of-title or other restriction or any hire purchase, lease or installment purchase agreement or other adverse claim or right or third party rights, but excluding any Specifically Disclosed finance leases.
“Environment” includes (whether alone or in combination): ecological systems and living organisms (including humans); air (including air within buildings or other structures and whether below or above ground); land and soil (including buildings and structures in, on or under land and soil, anything below the surface of the land and land covered with water); and water (including water under or within land or within pipe or sewerage systems).
“Environmental Claim” means any administrative, regulatory or judicial Proceeding, judgment, award, investigation or written or oral notice of noncompliance or violation by or from any Governmental Authority alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (B) the failure to comply with any Environmental Law; or (C) any Environmental Damage.
“Environmental Contamination” means any Hazardous Materials in the soil, groundwater or surface water that are required to be cleaned up or contained or specifically investigated pursuant to any Environmental Law.
“Environmental Damage” means any pollution, contamination, degradation, damage or injury to the Environment (including offence to the senses) or property resulting from an Environmental Release or any environmental damage as defined in the European Communities (Environmental Liability) Regulations 2008 of Ireland or in any other applicable Law.

“Environmental Laws” means any and all applicable Laws and Permits, relating to the Environment, or to the protection of human health (as it relates to Hazardous Materials) or to human safety.
“Environmental Permits” means any Permits required under Environmental Laws.
“Environmental Loss” means any Loss arising from any Environmental Damage or which has been incurred in order to remedy any Environmental Contamination or otherwise comply with any Environmental Law.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Estimated Business Adjustment Amount” means the Business Adjustment Amount as estimated in good faith by Trinity prior to the Closing Date pursuant to Section 3.1(d).
“Estimated Inter Company Debts” means the Inter Company Debts as estimated in good faith by Trinity prior to the Closing Date pursuant to Section 3.1(d).
“Estimated Net Debt” means the Net Debt as estimated in good faith by Trinity prior to the Closing Date pursuant to Section 3.1(d).
“Existing Encumbrances” means any Encumbrances existing on the Shares or the Business Assets as of the date hereof.
“Existing Business Subsidiaries Financing Obligations” means any obligations of the Business Subsidiaries (including as guarantor) in connection with the financing agreements entered into by the Seller Group with the Banks.
“Excluded Assets” means those Assets set forth in Schedule 1.1(a) and any US Benefits Assets.
“Excluded Contracts” means those contracts set forth in Schedule 6.3(b).
“French Transfer Agreement” means the transfer agreement referred to in Section 4.3(iii).
“Governmental Authority” means any federal, state or local, or any supra-national, government, political subdivision, governmental, regulatory or administrative authority, instrumentality or other entity, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitration body.
“Guarantees” means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given by any member of the Seller Group in respect of the debts or obligations of the Business Subsidiaries or the Business set forth in Schedule 6.17.

“Hazardous Materials” means all hazardous or toxic substances, wastes or chemicals regulated pursuant to any Law or Permit, including petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, lead and lead-based paint and toxic mold.
“Independent Auditor” means an audit partner of PricewaterhouseCoopers, Dublin, to be selected by Stago.
“Inter Company Debts” means as at the Closing Date, the payables due by the Business Subsidiaries to any other members of the Seller Group (including the other Business Subsidiaries) net of receivables due to the Business Subsidiaries from other members of the Seller Group (including the other Business Subsidiaries).
“Intercompany Debt Adjustment” means the difference between the Estimated Inter Company Debt (excluding any Estimated Inter Company Debts owed by any Business Subsidiaries to other Business Subsidiaries) and the Inter Company Debts (excluding any Inter Company Debts owed by any Business Subsidiaries to other Business Subsidiaries).
“Inventory” means all spare parts, raw materials, work-in-progress and finished goods (other than Capitalized Instruments) owned by or under the control of the Seller Group and related to the Business.
“Inventory Valuation Method” means the agreed rules for valuing the Inventory set forth in Section 7 of Schedule 3.4(a).
“IRC Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Irish Employees” means the 170 employees of Trinity Biotech plc and Trinity Biotech Manufacturing Limited enumerated in Schedule 5.5, and any additional employees hired with Stago’s written consent, to replace any such employees whose employment is terminated following the date of this Agreement.
“Irish Employee Consultation” means the consultation to be carried out by the Sellers with the Irish Employees in compliance with their obligations pursuant to Regulation 8 of the Regulations.
“Irish Landlord Consent” means the consent of the landlords and the superior landlords to the assignments of the Irish Leases from Trinity with respect to building 3 and Trinity Biotech Manufacturing Limited with respect to building 4 to the relevant Business Asset Purchaser.
“Irish Leases” means the leases dated 18 October 2004 and 30 September 1999 respectively in respect of the Irish Properties.
“Irish Pension Scheme” means the Trinity Biotech Retirement Benefit Scheme.

“Irish Properties” means those leased Irish properties which it is proposed will be assigned to Stago or the relevant Business Asset Purchaser as part of the acquisition of the Business, being Building 3 and Building 4 IDA Business Park, Bray, Co. Wicklow.
“Irish Property Assignments” means the deeds of assignment to be entered into between the relevant Seller and the relevant Business Asset Purchaser in respect of the Irish Leases.
“Irish Related Benefit Scheme” means the Trinity Biotech Manufacturing Life Assurance Plan and the Trinity Biotech Manufacturing Limited Income Protection Plan.
“Irish Transfer Agreement” has the meaning given to that term in Section 4.3(ix).
“Key Shared Contracts” has the meaning set forth in Section 5.3(a).
“Licence Assignment Agreement” means the assignment agreement in the form attached hereto as Schedule 4.3(xxi)(b), pursuant to which the existing licence agreement between Trinity Research Limited and Trinity Manufacturing Limited in respect of the Destiny Max patent (Irish registered No. S85148) and the Destiny cuvette tray patent (Irish registered No. S85039) is assigned to the relevant Business Asset Purchaser.
“Law” means any treaty, directive, law (including common law, statute law, civil, criminal and administrative law), case law, rule, regulation, order, ordinance, judgment or similar acts or documents or subordinate legislation and regulations issued by one or more Governmental Authorities having legislative, rule-making or regulatory authority.
“Loss” means any and all damages, losses, costs or liabilities of any kind or nature whatsoever and whether directly or indirectly incurred, including any increased regulatory capital requirements, or lost profits (but excluding in the latter case for the avoidance of doubt the application of any multiple) and including reasonable fees and expenses of attorneys, accountants and other experts, interest or penalties. For the avoidance of doubt, the reduction of tax loss carry forward of the Business Subsidiaries existing on the Closing Date as a result of a Tax reassessment with respect to a Pre Closing Tax Period shall not constitute a Loss.
“Material Deliverables” has the meaning set forth in Section 4.2.
“Minimum Inventory” means twenty-five million United States Dollars (US$25,000,000).

“Net Debt” means, with respect to the Business Subsidiaries, as at the Closing Date, without duplication, the amount, either positive or negative (as the case may be), of the sum of the items listed below, without double counting with the items used for calculating the Business Adjustment Amount, determined in accordance with the Accounting Principles:
(a)
(i) bank and other indebtedness, overdrafts, (ii) all obligations under financing and capital leases, (iii) accrued interests, early termination, prepayment or other break costs in respect of (i) and (ii) above, (iv) the amount of any provision required for any restructuring or reorganization of the Business Subsidiaries’ activities, (v) the amount of any factoring, (vi) the amount of any Inter Company Debts; and (vii) any one-off separation costs necessary to achieve the Pre-Closing Reorganization to the extent no effectively incurred by a Business Subsidiary prior to the Closing Date; less

(b)	(i) cash at bank and in hand, and (ii) overnight claims on banks.
“Notice of Claim” has the meaning given to that term in Clause 9.4(a).
“OEM Agreements” means the OEM agreements based on the OEM Principles
“OEM Principles” means the OEM principles detailed in Schedule 5.9.
“Ordinary Course of Business” means the management of the Business as normally handled in accordance with past practices and procedures.
“Outside Assets” means any Assets or liabilities transferred (including in connection with the sale of the Shares) to the Purchaser Group that do not relate to the Business.
“Patent Transfer Agreement” means the transfer agreement in the form attached hereto as Schedule 4.3(xxi)(a), pursuant to which Trinity Biotech Manufacturing Limited will transfer each of the Destiny Max patent (Irish registered No. 585148) and the Destiny cuvette tray patent (Irish registered No. 585039) to the relevant Business Asset Purchaser.
“Permit” means permit, licence, approval, certificate, registration, notification, order, filing, exemption, consent or other authorisation and/or any related agreement issued by a Governmental Authority.
“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, partnership, limited liability company, joint venture, association, organization, trust, labor union, or other entity or Governmental Authority.
“Point of Care License” means the licenses in the form attached as Schedule 6.1(b) to permit the Seller Group to continue to use certain intellectual property associated with the Point of Care Business.
“Point of Care Business” has the meaning given to this term in Section 6.1(b).
“Post-Closing Tax Period” means a Tax period starting after the Closing Date and the portion of any Straddle Period starting after the Closing Date.

“Pre-Closing Tax” means, in respect of a Pre-Closing Tax Period, any Tax for which a Business Subsidiary is liable, any Tax imposed on a Business Subsidiary or any Tax with respect to any Transferring Asset; for the purposes of this definition, Taxes shall be allocated between the pre-closing portion of any Straddle Period and the post-closing portion of such Straddle Period as follows:
(a)
the periodic Taxes that are not based on income or receipts (e.g. property Taxes) for the portion of any Straddle Period which ends on the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire Straddle Period, and the periodic Taxes that are not based on income or receipts for the portion of any Straddle Period beginning on the day after the Closing Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire Straddle Period; and

(b)
the non periodic Taxes (i.e. other than Taxes described in the preceding paragraph) for the portion of any Straddle Period which ends on the Closing Date shall be computed on a “closing-of-the books” basis as if such Taxable period ended as of the close of business on the Closing Date, and the non periodic Taxes (i.e. other than Taxes described in the preceding paragraph) for the portion of any Straddle Period beginning after the Closing Date shall be computed on a “closing-of-the books” basis as if such Taxable period began on the day after the Closing Date.

“Pre-Closing Tax Period” means a Tax period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
“Proceeding” has the meaning set forth in Section 7.16.
“Purchasers” means, subject to the terms of Section 15.7(c), the Business Asset Purchasers and the Share Purchasers.
“Purchaser Group” means Stago and its Affiliates (excluding, with respect to the period prior to the Closing, the Business Subsidiaries, and including the Business Subsidiaries with respect to any time thereafter).
“Regulations” means the European Communities (Protection of Employees’ Rights on Transfer of Undertakings) Regulations 2003.
“Regulatory Approvals” means all permits, product or other licenses, authorizations, Consents, approvals, registrations and clearances or any other approvals required by any Governmental Authority in order to conduct the Business, including any technical files supporting FDA, CE marking and Japanese MOH approvals, and all applications therefor, as well as quality compliance matters.
“Release” means any spill, emission, leaking, pouring, emptying, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the Environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace) and any building, facility, fixture or equipment.
“Representations and Warranties” means Sellers’ representations and warranties as set forth in Article 7.

“Sellers’ Accounts” means the bank accounts in the name of the Sellers duly notified by Trinity to Stago at least three (3) Business Days prior to the Closing Date.
“Sellers’ Claims” means all rights and claims of the Sellers which any of the Sellers have or may have (other than those relating to the Excluded Assets) under any insurance policy, warranty, guarantee or indemnity or otherwise (and whether express or implied) in relation to the Business or any of the Business Asset.
“Seller Group” means Trinity and all of its Affiliates (including, with respect to the period prior to and as of the Closing, the Business Subsidiaries, and excluding the Business Subsidiaries with respect to any time thereafter).
“Share Purchasers” means, subject to the terms of Section 15.7(c), those Purchasers who shall be labeled as such in a notification to Trinity by Stago at least 5 Business Days prior to the Closing Date.
“Share Seller” means Trinity.
“Shared Contract Party” shall mean (i) the relevant Business Asset Purchaser in respect of Shared Contracts which are actually transferred to a Business Asset Purchaser, and (ii) the relevant Business Asset Sellers in respect of the Shared Contracts.
“Shared Contracts” means the contracts of the Seller Group (other than the Business Subsidiaries) which relate both to the Business and any other business conducted by the Seller Group.
“Shares” means the Trinity France Shares, the Trinity UK Shares and the Trinity Germany Shares.
“Specifically Disclosed” has the meaning given to same in Section 7.1.
“Straddle Period” means a Tax period commencing on or prior to the Closing Date and ending after the Closing Date.
“Supplemental Disclosure Schedules” means the supplemental disclosure schedules to be provided on Closing.
“Tax” means (i) all forms of taxation imposed by any federal, state, provincial, local, foreign or other Tax Authority, including (but not limited to) income, corporation, capital gains, franchise, property, sales, use, stamp, excise, employment, unemployment, payroll, value added, ad valorem, transfer, recapture, withholding, health, capital acquisitions, deposit interest retention, probate, wealth, rates, pay-related social insurance and other similar taxes, duties, levies, imposts, contributions for social security or any other similar contributions, advance payment for any Taxes, customs duties, license and registration fees and other similar charges and assessments, in each case including any interest, penalties and additions thereto and (ii) all amounts payable with respect to any Taxes pursuant to an agreement or arrangement or any other legal obligation, including payments as a secondary liability besides or for the account of any other person.

“Tax Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including any schedule or attachment thereto, and including, to the extent required by law, any amendment thereof and any claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax.
“TCA” means the Taxes Consolidation Act 1997 of Ireland.
“Transferring Assets” means the Business Assets excluding those Business Assets owned or leased by the Business Subsidiaries.
“Transferring Employees” means the Business Employees and the employees of the Business Subsidiaries (excluding, for the avoidance of doubt, ).
“Trinity France Shares” means all the shares in the capital of Trinity France, representing 100% of the share capital in, and voting rights of, Trinity France as of the Closing Date.
“Trinity Germany Shares” means all the shares in the capital of Trinity Germany, representing 100% of the share capital in, and voting rights of, Trinity Germany as of the Closing Date.
“Trinity UK Shares” means all the shares in the capital of Trinity UK, representing 100% of the share capital in, and voting rights of, Trinity UK as of the Closing Date.
“TSA” means the transitional services agreement referred to in Section 5.8(a).
“Turkish Clearance” means the authorization for the completion of the Transaction in Turkey by the Turkish Competition Board, pursuant to Communiqué No. 1997/1 on Mergers and Acquisitions Requiring the Approval of the Turkish Competition Board and the relevant legislation.
“Turkish Distribution Contract” means the contract dated 27 October 1995 between (i) and (ii) relating to the distribution of the Seller Group’s products in Turkey.
“UK Real Property” means the leasehold interests at Theale Lakes Business Park, Reading, Berkshire, Unit 1 and Unit 2.
“US Employees” means the 33 employees of Trinity’s U.S. Affiliates enumerated in Schedule 5.6 and any additional employees hired by Trinity’s US Affiliates, with Stago’s written consent, to replace any such employees whose employment is terminated following the date of this Agreement.
“US Transfer Agreement” means the U.S. transfer agreement referred to in Section 4.3(x).

“UKGF Net Amount” means the net value of the UKGF Receivables (including, in the case of the UKGF trade receivables only, a discount of five percent (5%)), less the UKGF Payables.
“UKGF Payables” means the accounts payable of the Business Subsidiaries accrued (and related accruals) as at the Closing Date.
“UKGF Receivables” means the accounts receivable of the Business Subsidiaries accrued (and related prepayments) as at the Closing Date, including, for the avoidance of doubt, in respect of the Business as well as the other business activities of Trinity.
1.2	Interpretation
In this Agreement, unless otherwise expressly specified:
(a)
whenever used: (i) the words “include”, “includes” and including” shall be deemed to be followed by the phrase “without limitation,” (ii) the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular article, section or paragraph in which the reference appears, and (iii) the word “or” shall be non-exclusive (i.e., where two items or qualities are separated by the word “or” the existence of one item or quality shall not be deemed to be exclusive of the existence of the other, such that the word “or” shall be deemed to include the word “and”);

(b)
all references to “preamble”, “recitals”, “Articles”, “Sections”, “Subsections”, “Schedules” and “Exhibits” are to the preamble, recitals, articles, sections, subsections, schedules and exhibits to this Agreement, except as otherwise expressly indicated, and headings to articles, sections, schedules and exhibits are for convenience only and do not affect the interpretation of this Agreement;

(c)	any references to times of the day are to Dublin time;

(d)	for the avoidance of doubt, any reference to Ireland does not include Northern Ireland;

(e)	except as otherwise expressly stated, all sums of money are expressed in United States Dollars;

(f)	any reference in this Agreement to gender shall include all genders, and words in the singular shall include the plural and vice-versa; and

(g)	the preamble, recitals, Schedules, and Exhibits to this Agreement form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

2.	Sale and Purchase

2.1	On the Closing Date and pursuant to the terms and conditions set out in this Agreement,

(a)
the Share Sellers shall sell and the Share Purchasers shall purchase the full rights, title and interest for and in the Shares, and the Business Asset Sellers shall sell and the Business Asset Purchasers shall purchase (and in the case of the Business Contracts procure the novation, transfer or assignment of) the full right, title and interest for and in the Transferring Assets, in accordance with the table set forth in the Agreed Allocation Schedule. The Parties acknowledge and agree that this Agreement is an agreement to transfer and not a conveyance for Irish Law purposes.

2.2
The Shares and the Business Assets shall be sold free and clear of all Encumbrances and with all rights attaching to them at Closing, including, with respect to the Shares, the right to receive after the Closing Date payment of all distributions, dividends or any return of capital paid or made in respect of the relevant Shares after Closing regardless of whether or not such distributions, dividends or return of capital has been declared, resolved or otherwise decided before or after the Closing Date.

2.3
The Transferring Assets shall be transferred as a going concern, free and clear of all liabilities except for the Business Liabilities as identified in Schedule 2.3, which the relevant Business Asset Purchasers shall assume and agree to discharge, pursuant to their terms and with effect as of the Closing, in accordance with the terms of this Agreement.

2.4
This Agreement will not constitute an assignment or novation or attempted assignment or novation of any Business Contract requiring a Contract Consent where such assignment, novation or attempted assignment or novation would constitute a breach of such Business Contract unless and until such consent or approval is no longer required or has been obtained. In particular, and without limitation to the generality of the foregoing, the Turkish Distribution Contract and the Australian Distribution Contract shall not be transferred until such time as the Turkish Clearance and the Australian Clearance are respectively obtained.

2.5
To the extent the terms of any of the Irish Transfer Agreement, U.S. Transfer Agreement or the French Transfer Agreement conflict with those of this Agreement, the terms of this Agreement shall govern as between the Parties and their Affiliates.

3.	Price

3.1	Purchase Price

(a)	The aggregate purchase price for the Shares and Transferring Assets as of the Closing Date (the “Closing Purchase Price”) shall be determined as follows:
(i)	Eighty Nine Million United States Dollars (US$89,000,000) (the “Base Purchase Price”),

(ii)	plus the Estimated Business Adjustment Amount,

(iii)	minus the Estimated Net Debt.

(b)	Following the Closing Date, the definitive aggregate purchase price for the Shares and Transferring Assets (the “Purchase Price”) shall be further determined as follows:
(i)	The Closing Purchase Price;

(ii)
minus the absolute value of the difference between the Net Debt and Estimated Net Debt if Net Debt is greater than the Estimated Net Debt and plus the absolute value of such difference if the Net Debt is less than the Estimated Net Debt (the “Net Debt Adjustment”);

(iii)
plus the absolute value of the difference between the Business Adjustment Amount and the Estimated Business Adjustment Amount if the Business Adjustment Amount is greater than the Estimated Business Adjustment Amount, and minus the absolute value of such difference if the Business Adjustment Amount is less than the Estimated Business Adjustment Amount (the “Business Adjustment Amount Adjustment” it being agreed that the Business Adjustment Amount shall not be more than two million dollars nor less than minus two million dollars ;

(iv)
minus the difference between the Minimum Inventory and the Closing Inventory if the Minimum Inventory exceeds the Closing Inventory (the “Inventory Adjustment” and together with the Net Debt Adjustment and the Business Adjustment Amount Adjustment, the “Post Closing Adjustments”).

(c)	The Closing Purchase Price shall be paid net of any applicable withholding Tax.

(d)
In order to permit the Purchasers to pay the Closing Purchase Price, Trinity shall provide Stago, no later than 10 Business Days prior to the Closing Date, with a certificate setting forth the calculation by Trinity of the Estimated Business Adjustment Amount, the Estimated Inter Company Debt and the Estimated Net Debt, calculated in accordance with the Accounting Principles and the terms of this Agreement, together with reasonable supporting documentation.

(e)	The Parties agree that there shall be no double-counting in the calculation of the Closing Purchase Price or the Post-Closing Adjustments.

3.2	Purchase Price Allocation

(a)
The allocation of the Closing Purchase Price (i) among the Shares and Transferring Assets, and (ii) among the categories of Transferring Assets, will be made as per the agreed Closing Purchase Price allocation principles set out in Schedule 3.2(a) (the “Closing Purchase Price Allocation Principles”). Trinity shall provide Stago, no later than 10 Business Days prior to the Closing Date, with an initial proposed draft, prepared in accordance with the Closing Purchase Price Allocation Principles, of an allocation of the Closing Purchase Price (i) among the Shares and Transferring Assets, and (ii) among the categories of Transferring Assets (including but not limited to those set out in the Schedule to the Irish Transfer Agreement) and identifying also the respective Seller and Purchaser for, as the case may be the Transferring Assets for a given jurisdiction, or the relevant Business Subsidiary.

(b)
The Sellers and the Purchasers shall agree on such initial proposed draft (the “Allocation Schedule”) or if they fail to do so, they shall submit their dispute to the Independent Auditor for resolution by the Independent Auditor by no later than five Business Days prior to the Closing Date as defined below. The decision of the Independent Auditor (the “Auditor Allocation Schedule”) shall be final and binding on the Parties. The “Agreed Allocation Schedule” shall be either the Allocation Schedule if the Sellers and the Purchasers have agreed on the initial proposed draft referred to in Section 3.2(a) or the Auditor Allocation Schedule if they have failed to do so.

(c)
Notwithstanding the foregoing, in the event that the Independent Auditor fails to provide the Parties with the Auditor Allocation Schedule two Business Days prior to the Closing Date, each of the Purchasers shall be free to, based on Stago’s best estimate of the precise valuation of such Shares and Transferring Assets and provided that it does so in accordance with the Closing Purchase Price Allocation Principles:

(i)	determine the allocation of the Closing Purchase Price to be paid as among the Sellers with respect to the Shares or Transferring Assets; and

(ii)	pay any stamp duty or registration Taxes liability arising on the purchase of the Business Subsidiaries and Transferring Assets consistent therewith.
(d)
Notwithstanding the foregoing, for the purposes of Irish stamp duty arising on the purchase of the Transferring Assets, the Sellers and the Purchasers shall use their reasonable best efforts to agree within 25 days of the execution of this Agreement, in accordance with the Closing Purchase Price Allocation Principles, on the precise allocation of the Closing Purchase Price among the categories of Irish Transferring Assets (including but not limited to those set out in the Schedule to the Irish Transfer Agreement). If the Sellers and the Purchasers fail to do so, the relevant Business Asset Purchaser shall be free to pay any Irish stamp duty on the purchase of such Transferring Assets on the basis of Stago’s best estimate of the precise valuation of such Transferring Assets and provided that it does so in accordance with the Closing Purchase Price Allocation Principles.

3.3	Closing Payment and Deferred Payments

(a)	The following amounts shall be paid by the Purchasers to the Sellers in accordance with the Agreed Allocation Schedule:
(i)	On the Closing Date, an amount equal to the sum of the Closing Purchase Price plus the Agreed Interest Amount less the Deferred Payments (the “Closing Payment”);

(ii)	On the first anniversary of the Closing Date, Eleven million two hundred and fifty thousand dollars ($11,250,000) (the “First Deferred Payment”) and

(iii)
On the second anniversary of the Closing Date, Eleven million two hundred and fifty thousand dollars ($11,250,000 (the “Final Deferred Payment”, with the First Deferred Payment and the Final Deferred Payment being herein collectively referred to as the “Deferred Payments).

(b)
The Parties shall endeavour to agree a form of bank guarantee for the Deferred Payments (including without limitation the legal form of guarantee to be used and including the identity of the guarantor) (the “Bank Guarantee”) prior to 2 April 2010. If the form of Bank Guarantee is agreed prior to 2 April 2010, at Closing Stago shall provide the executed Bank Guarantee to the Sellers at Closing. If the form of Bank Guarantee is not agreed prior to 2 April 2010 (and for the avoidance of doubt, Trinity shall enjoy absolute discretion in deciding whether or not to agree any form of guarantee proposed by Stago or the identity of the guarantor) or if the form of Bank Guarantee is agreed prior to 2 April 2010 but the executed Bank Guarantee is not provided by Stago on Closing, both the Closing Payment and the Deferred Payments shall be payable in full on the Closing Date, in which case Stago shall be under no obligation to provide or deliver the Bank Guarantee.

(c)
In the event that both the Closing Payment and the Deferred Payments are paid on the Closing Date, the Agreed Interest Amount shall be deducted therefrom and shall not otherwise be due or payable by the Purchasers.

(d)
On the Closing Date, Stago shall pay, or shall cause the Business Subsidiaries to pay the Estimated Inter Company Debts (excluding any Estimated Inter Company Debts owed by any Business Subsidiaries to other Business Subsidiaries). In the event that Stago elects to directly pay the foregoing amount or the Inter Company Debt Adjustment, Trinity shall deliver at Closing appropriate documentation executed by the Business Subsidiaries and the relevant members of the Seller Group subrogating Stago in the rights of the Seller Group with respect to such Inter Company Debts or Inter Company Debt Adjustment based on reasonable form agreements to be provided by Stago.

3.4	Determination of the Post Closing Adjustments and the Intercompany Debt Adjustment

(a)
Within fifteen (15) Business Days after the Closing Date, Trinity shall prepare pursuant to the principles set forth in this Agreement, a statement of the Closing Inventory, and pursuant to the Accounting Principles, a statement setting forth its calculation of the Net Debt, the Inter Company Debt and the Business Adjustment Amount together with a modified Agreed Allocation Schedule to take into account the Post-Closing Adjustments, as consistent with the Closing Purchase Price Allocation Principles (the “Closing Statement”). The Closing Inventory shall be determined by a physical inventory conducted in the presence of both parties pursuant to the Inventory Valuation Method starting on the Closing Date, with both Stago and Trinity to use their best commercial efforts to proceed promptly. Promptly following receipt of the Closing Statement, Stago may review the same and, within 30 Business Days after the date of such receipt, may deliver to Trinity a statement setting forth its objections, if any, to the Closing Statement (the “Disputed Items”), together with the detailed reasons therefor and its calculations of the Net Debt, the Inter Company Debt, the Business Adjustment Amount, all as consistent with the Accounting Principles and, for the Closing Inventory, as consistent with the Inventory Valuation Method, and the principles set out in this Agreement (“Objection Statement”).

(b)
If Stago delivers an Objection Statement within such 30 Business Day period, Stago and Trinity shall use their reasonable efforts to resolve by written agreement, no later than 15 Business Days following Trinity’s receipt of the Objection Statement, the Disputed Items. If Stago and Trinity so resolve such Disputed Items, their agreement shall be final and binding on the Parties.

(c)
Any Disputed Items which are not resolved by the mutual written agreement of Stago and Trinity within such 15 Business Day period, shall be referred by Stago or Trinity to the Independent Auditor for resolution. Stago and Trinity shall instruct the Independent Auditor to limit its examination to the unresolved Disputed Items and to make its determination in accordance with, for the Inventory, the Inventory Valuation Method and the principles set forth in this Agreement, and otherwise, the Accounting Principles and the principles set forth in this Agreement and within the range of amounts referred to in the Disputed Items as set forth in the Closing Statement and the Objection Statement. In particular the amounts of the Closing Inventory and of the Business Adjustment Amount shall not exceed the amounts of the Closing Inventory and of the Business Adjustment Amount set forth in the Closing Statement and shall not be less than the amounts of the Closing Inventory and of the Business Adjustment Amount set forth in the Objection Statement as the case may be, and the amount of the Net Debt and the Inter Company Debts shall not exceed the amount of the Net Debt and the Inter Company Debts set forth in the Closing Statement and shall not be less than the amount of the Net Debt set forth in the Objection Statement as the case may be. Stago and Trinity shall instruct the Independent Auditor, when appointed in accordance with this subsection 3.4(c), to comply with the principle that each party shall have the right to be heard, and to use its commercial reasonable efforts to notify them of its conclusions within 30 Business Days following the matter being referred to the Independent Auditor, provided that it shall first submit a draft of its proposed resolution of the Disputed Items to Stago and Trinity for comments to be provided within 5 Business Days following the receipt of such draft.

(d)
The fees and expenses of the Independent Auditor shall be borne by Trinity in the event that the amounts of the Net Debt, the Business Adjustment Amount and/or the Closing Inventory determined by the Independent Auditor are all closer to the amounts set forth in the Objection Statement than to the amounts set forth in the Closing Statement, and by Stago if they are all closer to the amounts set forth in the Closing Statement. Otherwise, the fees and expenses of the Independent Auditor shall be borne equally by Stago and Trinity.

(e)
Stago and Trinity each undertake to fully cooperate (and each shall procure that their Affiliates fully cooperate) with the Independent Auditor to enable it to carry out its determination in accordance with the provisions of subsection 3.4(c) within the time limit prescribed in satisfactory conditions and, in particular, to give it access to all information reasonably required by it for the purposes of making such determination

(f)
If the Independent Auditor refuses the appointment pursuant to the provisions of subsection 3.4(c), or has a conflict of interest, or is otherwise unable to take on such appointment, the Independent Auditor will be appointed by the president of the institute of chartered accountants in Ireland (the “President”) at the request of either Trinity or Stago. Save in the case of manifest error or fraud, any such decision of the President appointing the Independent Auditor shall be final and binding on the Parties.

(g)
The decision of the Independent Auditor shall, save in the case of manifest error or fraud, be final and binding on the Parties and the amounts determined in accordance with this Section 3.4 shall constitute the amounts of the Net Debt, the Inter Company Debt, the Business Adjustment Amount and the Closing Inventory.

(h)
Promptly (but not later than 5 Business Days) after the final and binding determination of the Net Debt, the Inter Company Debt, the Business Adjustment Amount or the Closing Inventory pursuant to this Section 3.4:

(i)
any amount required to be paid to Purchasers or to Sellers as Post-Closing Adjustments shall be paid in cash by wire transfer of immediately available funds to the bank accounts designated by Trinity or Stago in writing to the other, plus interest calculated at the Agreed Rate from the Closing Date;

(ii)
Stago shall pay, or shall cause the Business Subsidiaries to pay, the Inter Company Debt Adjustment if the resulting amount is negative and Trinity shall pay to Stago or the Business Subsidiaries, as the case may be, the Inter Company Debt Adjustment if the resulting amount is positive, with the relevant party to make the required payment in cash by wire transfer of immediately available funds to the bank accounts designated by Trinity or Stago in writing to the other, plus interest calculated at the Agreed Rate from the Closing Date.

4.	Closing

4.1	Closing Date and Location of the Closing
(a)
The Closing shall take place on a date (the “Closing Date”) which shall be the later of (a) April 30, 2010, or (b) the date on which the Condition Precedent set forth in Section 4.1(c) is fulfilled, or such other date as Stago and Trinity may agree in writing.

(b)
The Closing shall take place at the offices of the counsel of Trinity or at such other location as Stago and Trinity may agree in writing, except with respect to the execution of the U.S. Transfer Agreement, which shall take place in Amsterdam, the Netherlands, or such other location as shall be reasonably determined by the Parties. The German Transfer Agreement shall be concluded in front of and be notarized by, a German notary.

(c)
The Closing is conditioned upon the delivery by Trinity of the Irish Landlord Consent (the “Condition Precedent”). Trinity shall use its best efforts to procure the Irish Landlord Consent and Stago shall use its best efforts to assist Trinity in procuring the Irish Landlord Consent, including using the financial strength of the Purchaser Group to give commercially reasonable assurances to the landlord.

4.2	Simultaneous Obligations
On the terms and subject to the conditions set forth herein, each of the actions of Trinity and Stago at Closing set forth in Section 4.3 and 4.4 shall take place simultaneously, each being conditioned upon the performance of the others, and neither Party shall have any obligation to consummate the Closing if any of the Material Deliverables are missing, unless it has been waived by the person entitled to benefit from such action or to receive such deliveries.

Except as otherwise provided herein, title to all Transferring Assets which are capable of transfer by delivery shall pass by delivery in the relevant jurisdiction.
The “Material Deliverables” means the items referred to in Section 4.3(i) to (ix), (xi), (xv) to (xviii), (xxi).
4.3	Trinity’s Obligations at Closing
At Closing (or in the case of Section 4.3 (xviii) two Business Days after Closing), Trinity shall deliver or ensure that there is delivered to Stago (or made available to Stago’s reasonable satisfaction):
(i)
An unconditional and irrevocable deed of release in respect of the Existing Encumbrances and the Existing Business Subsidiaries Financing Obligations, executed by the Banks, which shall include an undertaking from the Banks to execute promptly all necessary documentation and take all such action necessary to ensure that the release of the Existing Encumbrances and the Existing Business Subsidiaries Financing Obligations is validly effected in all relevant jurisdictions, in a form reasonably acceptable to Stago;

(ii)
A certificate signed by the Chief Executive Officer of Trinity confirming that (A) Trinity and its Affiliates have materially performed or complied with their obligations and covenants under Article 5 (save where required to do otherwise pursuant to the terms of the Migration Plan or at the specific request of Stago) and (B) that the Representations and Warranties are true and accurate as of the Closing Date save where otherwise provided in the Supplemental Disclosure Schedules (the “Closing Certificate”);

(iii)
Five (5) duly executed copies of the confirmatory transfer agreement (“acte réitératif”) relating to the sale of the Trinity France Shares for French registration purposes substantially in the form provided in Schedule 4.3(iii) (the “French Transfer Agreement”);

(iv)	Completed and signed transfers of the Trinity UK Shares to the relevant Share Purchaser or as it directs and the related share certificates;

(v)	If required by the relevant Purchaser, any document necessary in order to enable the relevant Share Purchaser or its nominees to be registered as the holder of the Trinity UK Shares;

(vi)
The statutory books of Trinity UK up to closing and any company seal(s), certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of Trinity UK and all cheque books of Trinity UK;

(vii)
Sufficient evidence (e.g. a notary’s fax confirmation or Purchaser’s confirmation) that a notarized assignment agreement (Abtretungsvereinbarung) effective as of the Closing Date relating to the Trinity Germany Shares has been entered into by Trinity as assignor and the relevant Share Purchaser as assignee at the latest on the Closing Date notarized by a notary public in Germany, and substantially in the form as set forth in Schedule 4.3(vii) (the “German Transfer Agreement”)

(viii)
An executed copy of the separate agreement relating to the transfer of the Transferring Assets located in Ireland substantially in the form attached as Schedule 4.3(viii) (the “Irish Transfer Agreement”);

(ix)
An executed copy of the separate agreement relating to the transfer of the Transferring Assets located in the United States substantially in the form attached as Schedule 4.3(ix) (the “U.S. Transfer Agreement”);

(x)	Duly executed letters of assignment or deeds of novation, in the agreed form, of such of the Business Contracts, as are at Completion capable of assignment/novation;.

(xi)	A duly executed copy of the Irish Landlord Consent;

(xii)	A certificate or certificates of the kind described in Section 980 of the TCA in respect of the Closing Purchase Price;

(xiii)
A certificate in form and substance reasonably satisfactory to Stago, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the IRC Code;

(xiv)
All other appropriate executed deeds, bills of sale, assignments, novations or other instruments of transfer as may be reasonably necessary for the transfer of Transferring Assets or Shares, in a form reasonably satisfactory for Stago;

(xv)
In respect of each Business Subsidiary the duly executed letters of resignation, in a form reasonably acceptable to Stago (and including customary waivers of any potential claims against the Business Subsidiaries and Purchaser Group) of the executives (excluding Transferring Employees) (and in respect of Trinity UK a statement under section 519 of the Companies Act 2006 that none of the circumstances mentioned in that section exist and that there are no fees or other payments due to them from Trinity UK), directors, members of any management board and members of any supervisory board;

(xvi)
The minutes of any necessary board or shareholders’ meetings of the relevant Business Subsidiaries necessary to be held to (i) revoke the appointment of the current managing director of Trinity Germany with effect as of the Closing Date, (ii) note the appropriate resignations and nominate the executives, directors, members of any boards of the Business Subsidiaries designated by Stago by written notice to Trinity at least 5 Business Days prior to Closing, such appointments to take effect from Closing, (iii) decide certain other administrative matters reasonably requested by Stago and (iv) approve (subject to stamping, if appropriate) the transfers of the Shares and Transferring Assets;

(xvii)	The Ancillary Agreements not already referred to in this Section 4.3, duly executed by the appropriate members of the Seller Group and, as the case may be, the appropriate Business Subsidiaries;

(xviii)	the list of the Closing Inventory;

(xix)	Any deeds and documents of title in relation to the Business including those relating to the UK Real Property;

(xx)
All the Transferring Assets (including for the avoidance of doubt the Inventory) title to which are capable of passing by delivery, to be delivered to the relevant Purchasers, as notified by Stago to Trinity (5) five Business Days prior to Closing;

(xxi)	The Licence Assignment Agreement and the Patent Transfer Agreement;

(xxii)	a valid Irish tax reference number in respect of each of the Sellers for the purposes of submitting the Irish electronic stamp duty return; and

(xxiii)	Such other papers and documents as the Purchasers may (by not less than 5 (five) Business Days written notice to the relevant Business Assets Sellers) reasonably require.
4.4	Stago’s Obligations at Closing

(a)	At Closing, Stago shall deliver or ensure that there is delivered to Trinity (or made available to Trinity’s reasonable satisfaction):
(i)	the Closing Payment by wire transfer in same day funds to the Sellers’ Accounts by the Purchasers in accordance with the Agreed Allocation Schedule;

(ii)
a valid Irish tax reference number in respect of each of the Purchasers subject to Irish electronic stamp duty in connection with the Transaction, for the purposes of submitting the Irish electronic stamp duty return

(iii)	the Bank Guarantee, subject to Section 3.3(b); and

(iv)	the Ancillary Agreements, duly executed by the appropriate members of the Purchaser Group.

5.	Pre-closing Covenants

5.1	Management until the Closing Date
From the date hereof until the Closing Date and except in the Ordinary Course of Business, as otherwise provided for in this Agreement or with the prior written consent of Stago (which shall not be unreasonably withheld, delayed or conditioned), or with respect to Excluded Assets, the Sellers hereby covenant with and undertake to the Purchasers that they shall procure that (a) the Business Subsidiaries and the Business shall be managed in the Ordinary Course of Business, in accordance with Law and consistent with good industry practice, and (b) none of the following actions shall be taken:
(i)	the payment or declaration of any dividend, or distribution, whether in cash or in kind, the purchase or redemption of any shares or other securities by the Business Subsidiaries;

(ii)	any issuance or distribution of any share capital or other securities of the Business Subsidiaries, including by way of any execution of a stock option plan or of a free shares allocation plan;

(iii)	the transfer, sale, lease, creation or extension of any Encumbrance on any Business Assets or the Shares;

(iv)	the transfer of any Business Employee to any business other than the Business conducted by the Seller Group;

(v)	the payment or the incurring of any liabilities by the Business Subsidiaries for the benefit of the Seller Group or in excess of US $25,000 in the aggregate;

(vi)
the payment or the commitment to pay to the employees of the Business Subsidiaries or the Business Employees any bonuses or incentives in connection with the Transaction or any other compensation or benefit not required by any existing plan or agreement;

(vii)	the payment by the Business Subsidiaries of any professional advisers’ fees and expenses incurred in connection with the Transaction;

(viii)	the termination, material modification, cancellation or termination of any Business Contract;

(ix)	the amendment of the by-laws, articles of incorporation or other constitutive documents of the Business Subsidiaries;

(x)
the amendment to the terms and conditions of employment, including any increase in compensation or benefits, of the employees of the Business Subsidiaries or of the Business Employees (other than as set forth in Schedule 5.1(x) (in respect of the Irish employees working on an incremental pay scale system, the 4 employees of Trinity Germany who are due pay increases and the workers council in Germany) or as required by Law) or the conclusion, amendment or termination of any collective bargaining agreement, shop agreement or other collective employment agreement and the hiring or firing of employees of the Business Subsidiaries or of Business Employees (excluding termination of employees based on their conduct or performance);

(xi)
the adoption of, entering into, amendment or termination of any US Benefit Plan or US Benefit Agreement or collective bargaining agreement with respect to the US Employees or the taking of any action to accelerate any rights or benefits under any US Benefit Plan or US Benefit Agreement, except, in each case (A) for any actions for which the Sellers shall be solely liable or (B) to the extent required by applicable Law;

(xii)	the participation of any Business Subsidiary to any merger, contribution, spin-off or any other type of business combination;

(xiii)
the making of any capital expenditure by the Business Subsidiaries in excess of US$25,000 in the aggregate, with the exception of instrument placements, which, with respect to any one customer, shall be capped at US$100,000 in the aggregate;

(xiv)	the taking of any action which would cause or which may cause any business relationship with a third party in respect of the Business to come to an end;

(xv)	the approval or incurring of any off balance-sheet undertaking by the Business Subsidiaries in excess of US$ 25,000 in the aggregate;

(xvi)
any modification or alteration to the Accounting Principles with respect to the Business Subsidiaries, or of Trinity or any of its Affiliates if it affects the Business, except as required by applicable Law;

(xvii)
any modification in a past Tax policy, the making of any deemed or express Tax election (other than in the Ordinary Course of Business), changing any deemed or express Tax election, changing any Tax accounting period or method, settlement or compromise of any material liability with respect to Taxes or consent to any claim or assessment with respect to Tax by any Business Subsidiaries, or by Trinity or any of its Affiliates if it affects the Business;

(xviii)
the execution of any agreement other than in the Ordinary Course of Business and on arm’s length terms by the Business Subsidiaries, or by Trinity or any of its Affiliates if such agreement relates to the Business;

(xix)
except for any actions for which the Sellers shall be solely liable, the settlement or compromise of any litigation or arbitration or related proceedings for an amount in controversy in excess of US$50,000, either by the Business Subsidiaries, or by Trinity or any of its Affiliates if it relates to the Business;

(xx)	the amendment of any existing Regulatory Approval in relation to the Business;

(xxi)	the taking of any action or omitting to take any action which would result (or be likely to result) in a breach of the Representations and Warranties;

(xxii)	the agreement or commitment by the Business Subsidiaries or Trinity or any of its Affiliates to take any of the actions set forth in paragraphs (i) through (xxi) above; and

(xxiii)	the payment of any fees, costs or Tax incurred by the Business Subsidiaries as a result of those matters set out in paragraphs (i) to (xxii) above.
5.2	Consents

(a)
The Parties acknowledge that certain third party notifications, waivers, consents and approvals will be required in order to consummate the Transaction (collectively referred to as the “Consents”), including but not limited to the Contract Consents, the Competition Clearance (which shall occur following the date of this Agreement) and notices to certain Governmental Authorities in connection with the transfer of certain existing Regulatory Approvals.

(b)
The Parties undertake, each at their own expense, to use their best efforts to ensure that the Consents are obtained as promptly as possible and, to the extent permitted by applicable Law, prior to Closing.

(c)
Without prejudice to the obligation of each Party to assist the other Parties, the Parties agree that Trinity shall have the primary responsibility for obtaining Consents, except for the Competition Clearance, for which Stago will have primary responsibility.

(d)	In connection with obtaining the Consents, each Party undertakes to:
(i)
keep the other informed in writing as to progress in obtaining the Consents and to disclose in writing to the other anything of which it is aware that will or may prevent or delay any of the Consents from being obtained, immediately upon such development coming to its notice;

(ii)
provide the other with iterative and final drafts of all material documents which may be filed or provided to third parties (whether a Governmental Authority or otherwise) in order to obtain each Consent for which it is responsible, and give the other the reasonable opportunity to discuss its contents, as well as to consider and take into account all reasonable comments made by the other in relation thereto;

(iii)
having received the information and comments referred to in paragraphs (i) and (ii) above, take the necessary steps to file or to provide such documents to the relevant third parties (whether a Governmental Authority or otherwise);

(iv)
closely and fully cooperate with the other Party and relevant third parties (including Governmental Authorities), including cooperating with respect to Consents that are the responsibility of the other, in providing to the other upon its request such information and documentation and such other assistance as is reasonably necessary to permit the other to obtain the Consent for which it is responsible;

(v)
invite and permit the other Party and its advisors to participate in any scheduled meetings (including by way of telephone conversations) with relevant third parties (including Governmental Authorities); and

(vi)	notify and provide copies of the relevant confirmatory documentation to the other immediately upon becoming aware of any of the Consents being obtained.
(e)
Each Party warrants to the other that all of the information and documents provided by it (whether provided to a third party or the other Party) for the purposes of obtaining the Consents shall be true and accurate and in accordance with applicable Law.

(f)
With respect to the Contract Consents, Sellers shall use their best efforts to obtain and secure the Contract Consents without change in any of the material terms or conditions thereof, or otherwise on terms reasonably satisfactory to Stago, including the formal assignment or novation of any of the same, if so required.

(g)
The Parties agree that promptly after the date hereof, the Parties shall prepare a joint notification to certain customers, suppliers and distributors providing appropriate instructions relating to the Transaction. The Parties shall mutually agree in good faith on the content, mechanism and recipients of such notifications.

5.3	Shared Contracts

(a)
Trinity shall and shall cause its Affiliates to use their best efforts to cause the Shared Contracts set forth in Schedule 5.3 (the “Key Shared Contracts”), with the exception of the Key Shared Contracts that are specifically denominated therein as being covered directly by Section 6.4(b) below, to be replaced, prior to or on the Closing Date with two separate contracts, which shall (x) respectively, deal exclusively with the Business (the “Business Replacement Contract”), and all business other than the Business (the “Other Replacement Contract”), and (y) have substantially the same terms as the Key Shared Contracts being replaced. Stago shall and shall cause its Affiliates to cooperate and provide Trinity with all reasonable assistance in effecting such separation of the Key Shared Contracts prior to the Closing (with no obligation on the part of the Purchaser Group to pay any third party costs or fees with respect to such assistance). Stago shall be afforded with an opportunity to participate in the relevant negotiations and to approve the replacement contracts (such approval not to be unreasonably withheld or delayed).

(b)
In the event that any such Key Shared Contract is replaced in accordance with subsection (a) above prior to the Closing Date, the Business Replacement Contract shall be deemed to be a Business Contract, while the Other Replacement Contract shall be excluded from the definition of Business Contracts.

(c)
If Trinity is not able to separate a Key Shared Contract in accordance with subsection (a) above at or prior to the Closing Date, the Key Shared Contract shall be deemed to be an Excluded Contract if referred to as such in Schedule 5.3 and shall therefore remain with the Seller Group, subject to the relevant members of the Seller Group complying with Section 6.3(b) and 6.3(d) with respect to such contracts, in which case the relevant Business Asset Purchaser shall hold the relevant Business Asset Seller harmless with respect to any obligations arising thereunder that relate to the Business.

(d)
All of the other Shared Contracts shall be novated, assigned or transferred to the Purchasers, according to the procedure set forth in Section 5.2(f) above, provided that the relevant transferring Business Asset Seller shall hold the relevant Business Asset Purchaser harmless with respect to any obligations arising under a given Shared Contract that relate to any business other than the Business.

5.4	Employees Generally

(a)
Notwithstanding anything herein to the contrary, the Purchaser Group shall have no liability for, and the Sellers shall remain solely liable for and shall indemnify and hold harmless the Purchaser Group from and against any statutory, common law, civil law, contractual or other separation, termination, severance, change in control or retention benefits, or any other legally mandated payment obligations (including accrued vacation or time-off, but net of any accruals in the Business Subsidiaries), in each case, that arise as a result of (i) a Business Employee’s failure to accept an offer of employment from (or to commence employment with) the Purchaser Group (provided that the relevant Business Asset Purchaser is not proposing to provide the relevant Business Employee with terms that are in aggregate less advantageous to the relevant Business Employee than those provided by the relevant Business Asset Seller as of the date hereof), (ii) a Business Employee’s objection to the transfer of employment to the Purchaser Group (provided that the relevant Business Asset Purchaser is not proposing to provide the relevant Business Employee with terms that are in aggregate less advantageous to the relevant Business Employee than those provided by the relevant Business Asset Seller as of the date hereof), (iii) with respect to the Transferring Employees, the information and consultation of certain Transferring Employees pursuant to Sections 106, 109a German Works Constitution Act by Trinity Germany in relation to the sale and transfer of all shares in Trinity Germany, or more generally (iv) with respect to the Transferring Employees, the execution of this Agreement or the Ancillary Agreements, or any of the transactions contemplated hereby or thereby. No member of the Purchaser Group (including the Business Subsidiaries) shall have any liability or obligation of any kind to or with respect to any current or former employee of the Seller Group, other than the Transferring Employees.

(b)
Without prejudice to Section 5.5(b), the Sellers shall perform and shall be fully liable and responsible for all obligations and liabilities arising in respect of the period up to and including the Closing Date by virtue of any contracts of employment, employment relationships, collective agreements or enactments or statutory provision (or orders or regulations made thereunder) in relation to employees of the Seller Group in force at any time prior to or at the Closing Date and the Sellers shall at all times fully and effectually indemnify and keep indemnified the Purchasers against all judgments, decrees, orders, awards, costs, liabilities and expenses howsoever arising under or by virtue thereof, except to the extent of liabilities arising prior to the Closing Date that are directly caused by an act or omission of the Purchaser. In the event that any claim is made against the Purchaser, in relation to any of the foregoing matters arising from circumstances taking place prior to Closing Date, the Sellers shall furnish to the Purchasers such evidence and information as the Purchaser may require to defend that claim.

5.5	Irish Employees

(a)
The Sellers and the Purchasers hereby acknowledge that the transfer of the Business hereby contemplated is one to which the Regulations apply. The Sellers and the Purchasers hereby further acknowledge that pursuant to the Regulations the contracts of employment of the Irish Employees shall, with effect from the Closing Date, be transferred to the relevant Purchasers.

(b)	The Sellers covenant that they shall duly and fully discharge all of their obligations arising under or by virtue of the Regulations.

(c)
The Parties shall both before and after the Closing Date provide to each other such evidence and information as the other may from time to time require in relation to the discharge by the other of its obligations under the Regulations together with such other information as the it may from time to time require in relation to the intentions, proposals and actions of the former’s in connection with contracts of employment, employment relationships or collective agreements and any other matters in connection therewith.

(d)
As soon as reasonably practicable after the date hereof the Parties shall together deliver to the Irish Employees a letter, in the agreed form, between them notifying the Irish Employees of the transfer of their employment to the Purchaser. Stago shall also provide Trinity with reasonable information regarding its proposed arrangements with respect to the Irish Employees in order to permit the relevant Business Asset Seller to notify the employees of any changes.

(e)
The Sellers shall indemnify and hold harmless the Purchasers from and against all losses, claims, liabilities, actions, demands, awards, cost and expenses (including without limitation legal expenses on an indemnity basis) incurred or suffered in connection with or as a result of any claim or demand by any person other than an Irish Employee who claims (at any point in time) that his/her employment is transferred to any member of the Purchaser Group by virtue of the Regulations.

5.6	U.S. Benefits and Labor

(a)
Offers of Employment. Subject to Section 5.6(b), the Purchasers shall offer employment to the US Employees who are employed by Trinity’s US Affiliates as of immediately prior to the Closing, on such terms and conditions as the Purchasers may determine, with such employment to be effective as of 12:01 a.m. on the Closing Date. Each US Employee who accepts the offer of employment, including the offers described in Section 5.6(b), from the Purchasers is referred to herein as a “Transferred US Employee” as of the effective date of such acceptance. Subject to Section 5.6(b), effective as of 12:01AM on the Closing Date, Sellers shall terminate the employment of all US Employees.

(b)
Inactive Employees. With respect to any US Employee who is not actively at work on the Closing Date due to illness, short-term disability (including maternity leave), worker’s compensation or other approved leave of absence (“Inactive US Employees”), the Purchasers shall offer employment to such Inactive US Employee, on such terms and conditions as the Purchasers may determine, effective as of the date such Inactive US Employee returns to active work at the conclusion of such leave, provided that such date is not later than six (6) months following the Closing Date; provided, however, that the Purchasers shall only be required to offer employment to any such Inactive US Employee to the same extent that Sellers would have been required to employ or re-employ such Inactive US Employee in accordance with applicable Law as if the transactions contemplated by this Agreement had not occurred. Sellers shall have the sole obligation to provide compensation and benefits to each such Inactive US Employee until the date he or she becomes a Transferred US Employee.

(c)
Benefit Plans. Effective as of 12:01 a.m. on the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee), the US Employees shall cease all active participation in and accrual of benefits under the US Benefit Plans. The Purchasers shall not be obligated to assume, continue or maintain any of the US Benefit Plans, and no assets or liabilities of the US Benefit Plans shall be transferred to, or assumed by, the Purchasers or any of the Purchasers’ benefit plans. The Sellers shall be solely responsible for funding or paying any benefits under the US Benefit Plans.

(d)
COBRA. The Sellers shall be solely responsible for compliance with the requirements of Section 4980B of the IRC Code and Part 6 of Subtitle B of Title I of ERISA, including the provision of continuation coverage (within the meaning of COBRA), with respect to all US Employees, and their respective spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time prior to or on the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee), including, for the avoidance of doubt, (i) qualified beneficiaries who previously elected to receive continuation coverage under the US Benefit Plans or who between the date of this Agreement and the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee) elect to receive continuation coverage, and (ii) those US Employees who may become eligible to receive such continuation coverage on or prior to the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee) or in connection with the transactions contemplated by this Agreement. The Purchasers shall be responsible for compliance with such health care continuation requirements with respect to all Transferred US Employees and their respective spouses and dependents for whom a qualifying event (within the meaning of COBRA) occurs after the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee).

(e)
WARN. Sellers agree to provide any required notice under and to otherwise retain all liabilities relating to the federal Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state, local or foreign laws, with respect to any event affecting US Employees on or prior to the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee). Sellers shall notify the Purchasers of any “employment loss” (as defined in WARN) experienced by any US Employees during the 90-day period prior to the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee). The Purchasers agree to provide any required notice under and to otherwise assume all liabilities relating to such laws with respect to any event affecting Transferred US Employees after the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee).

5.7	Migration

(a)
To the extent legally permissible, immediately following the date hereof, Trinity shall, and shall procure that its Affiliates (including the Business Subsidiaries) (i) allow the Purchaser Group and its agents, advisors, employees and consultants reasonable access to the employees associated with the Business, and to the books, personnel and other records or other information and documents of or relating in whole or in part to the Business, including the Business Data, and (ii) provide or procure the provision of all such reasonable assistance and support, which are, in either the case of (i) or (ii), in the reasonable opinion of Stago, necessary in order for Purchasers to plan for the separation of the Business from the Seller Group and the integration of the Business into the Purchaser Group’s business, including, without limitation of the generality of the foregoing, with respect to Consents, Regulatory Approvals, the transfer of Business Employees, the day to day management and commercial exploitation of the Business, and the transfer of the Business Assets (including intellectual property).

(b)	The Parties wish to jointly prepare a plan designed to ensure a smooth and orderly separation of the Business (the “Migration Plan”).

(c)
The Migration Plan shall be completed as soon as practicable after the date hereof and in any event prior to the Closing Date, and shall include the following minimum requirements (the “Migration Minimum Requirements”):

(i)
the identification, in reasonable detail, of the activities to be performed and the support to be provided by the Seller Group to ensure the smooth and orderly migration of the Business to the Purchaser Group, including (a) the separation of the IT systems and related operational processes and services from the Seller Group’s information technology and the integration of the IT systems and related operational processes and services into the information technology of the Purchaser group, (b) the transfer of all know-how associated with the Business, (c) the transfer of all Business Data and (d) the transfer of all Regulatory Approvals

(ii)	a commercially reasonable timetable.
(d)
Neither the Project Leader appointed by Stago nor the Project Leader appointed by Trinity shall withhold or delay giving its consent to any additions proposed by the other that are reasonably necessary to meet the Migration Minimum Requirements. In the event the Project Leaders fail to agree on the Migration Minimum Requirements within 5 Business Days from the submitting of a migration change request, such disagreement shall be submitted to the CEOs of Trinity and Stago respectively, and in the event that they are not able to promptly reach a definitive agreement with respect thereto, to PricewaterhouseCoopers as an expert or to any other expert jointly appointed by Stago and Trinity (the “Expert”) for resolution of the conflict. Trinity and Stago shall cause the Expert to use his reasonable commercial efforts to render a report proposing a process to Stago and Trinity within 15 Business Days of its designation and Trinity and Stago shall promptly provide to the Expert all such assistance, documents and information as the Expert may require for the purpose of determining such a process. The process proposed shall be binding upon the Parties and shall be implemented by Stago and Trinity unless it does not comply with applicable Law or is not technically feasible. The fees and expenses of the Expert shall be borne equally by Stago and Trinity.

(e)
Where feasible, and to the extent permitted under applicable Law, the Parties shall accomplish such separation and migration prior to or as of the Closing Date, or, where not feasible or permitted under applicable Law, as promptly as the joint commercially reasonable efforts of the Parties may permit, but in any event on or prior to the end of the term of the TSA.

(f) The Parties covenant and undertake to each other to use their best endeavours to:
(i)	finalize in good faith a more detailed Migration Plan prior to the Closing Date based on their mutual undertakings set forth in this Section 5.7;

(ii)	implement the Migration Plan; and

(iii)
cooperate, and to cause their respective Affiliates and third party service providers to cooperate in all matters relating to the migration, in such a manner as to minimize the expense, distraction and disturbance to each Party in connection therewith, and shall perform all obligations hereunder in good faith.

(g)	In order to complete and implement such Migration Plan, promptly following the date hereof, each of Stago and Trinity shall:
(i)
set up an appropriate joint transition project team that will develop a process to achieve a smooth and orderly separation of the Business (including the Migration Minimum Requirements), with such team to include representatives from each Party with direct operational responsibility for:

(A)	Information Technology;

(B)	Regulatory Approvals;

(C)	Business Contracts;

(D)	Intellectual Property;

(E)	Human resources; and

(F)	Tax, legal and financial matters
(ii)	appoint a project leader with overall responsibility for managing the separation and migration of the Business (the “Project Leader”).

(h)	The Project Leaders shall:
(i)
co-ordinate regular project meetings as reasonably necessary to implement the Migration Plan and to effect the separation of the Parties’ information technology systems and related operational processes and services and in no event less than once every two weeks; and

(ii)	provide regular status updates and performance reports relating to each Party’s progress in fulfilling milestones and performing its obligations under the Migration Plan.
(i)	Stago and Trinity shall ensure the availability of their respective Project Leaders and other personnel whose decisions are necessary for the implementation of the Migration Plan.

(j)
To the extent that any migration contemplated by the Migration Plan cannot be completed as of the Closing Date, the relevant activities to be performed and the support to be provided by Trinity and its Affiliates shall be reflected in the TSA for performance thereunder.

5.8	Transitional Services Agreement

(a)	The Parties have jointly prepared a draft of a transitional services agreement (the “TSA”), attached hereto as Schedule 5.8(a).

(b)
Following the date hereof, the TSA shall be further revised prior to the Closing Date to finalize the schedule of services attached to the TSA (including the duration of and the fees for such services) and to include (in addition to those services currently included therein) any additional services that may be identified by the Parties that:

(i)	have been provided by Trinity or any of its Affiliates to the Business during the twelve (12) month period immediately prior to the Closing Date (the “Reference Period”);

(ii)	are necessary to permit the Business to continue to operate consistent with its operation during the Reference Period;

(iii)	are necessary to ensure the smooth and orderly migration of the Business to the Purchaser Group, including the transfer of associated know how; or

(iv)	are otherwise included in the Migration Plan but cannot be completed as of the Closing Date.
Notwithstanding the foregoing, in no event shall the TSA be revised to include any of the services set forth in Schedule 5.8(b) (the “Excluded Services”)1.

[1]	TO INCLUDE GENERAL MANAGEMENT SERVICES

5.9	Other Ancillary Agreements
Stago and Trinity shall work together in good faith to prepare documentation for Closing reflecting the agreed terms and conditions set forth in Schedule 5.9 relating to the Ancillary Agreements (other than the TSA), including the OEM Agreements, in respect of certain long term services to be provided post Closing, to be based on the OEM Principles.
5.10	Intra-group Agreements
Except as otherwise set forth in this Agreement and the Ancillary Agreements, Trinity shall take and shall cause the Seller Group to take any necessary action to terminate, at no cost to the Business Subsidiaries, all the agreements and arrangements entered into between any entity of the Seller Group, on the one hand, and any Business Subsidiary on the other hand, prior to Closing. On the Closing Date, the Business Subsidiaries shall not owe any payment or other obligation to any member of the Seller Group and no member of the Seller Group shall owe any payment or other obligation to the Business Subsidiaries, other than with respect to payables and receivables included in the Inter Company Debts.
5.11	Insurance
Trinity shall and shall cause the Seller Group to maintain the insurance policies covering the Transferring Assets, the Business Subsidiaries and the directors and officers of the Business Subsidiaries as of the date hereof up to the Closing Date and to maintain insurance coverage at levels consistent with the coverage as of the date hereof.
5.12	Sellers’ Claims
Without prejudice to any other provision of this Agreement, the Sellers shall:
(a)
extend to the Purchasers the full benefit of the Sellers’ Claims, including rights against manufacturers and suppliers including all rights in connection with such manufacturers’ and suppliers’ warranties and representations whether express or implied with respect to the Business Subsidiaries and the Transferring Assets (including the benefit of all claims made by any of the Sellers thereunder but remaining unpaid at the Closing Date);

(b)
if so requested by the Purchasers on or after the Closing Date assign the Sellers’ Claims to the Purchasers and pending any such assignment shall hold the Sellers’ Claims on trust for the Purchasers and shall (at the expense of the Purchasers) take such action in relation thereto as the Purchasers may reasonably require; and

(c)	not, without Stago’s prior written consent, make or effect any compromise, release, waiver or settlement of any of the Sellers’ Claims.

5.13	List of Business Assets and Inventory
Trinity shall provide Stago with:
(a)
A list of all the Business Assets that will supplement the list of Business Assets set forth in Schedule 2.2 (provided always for the avoidance of doubt that these lists shall only include assets that are material to the Business, or individually having a book value in excess of five thousand dollars (including substantially similar Assets whose aggregate value exceeds such threshold), as soon as practicable after the date hereof; and

(b)	a complete list of the Inventory indicating for each element, including cost, at least 15 Business Days prior to the Closing Date.

5.14	Pre-Closing Reorganization
Trinity shall cause the implementation by the Seller Group of the Pre-Closing Reorganization set forth in Schedule 5.14. Sellers shall hold Purchasers harmless from any and all costs (including but not limited to Tax costs) and liabilities in connection with the implementation of the Pre-Closing Reorganization.
Without prejudice to the generality of the foregoing, Trinity hereby covenants and undertakes to pay any Tax, whether in Ireland or any other jurisdiction, arising on or as a direct result of the execution of the Patent Transfer Agreement and or the License Assignment Agreement.
5.15	Maintenance of Assets
Until the Closing, Trinity shall and shall cause its Affiliates (i) to maintain the Business Assets in good operating order and condition and (ii) upon any damage, destruction or loss to any Business Asset, apply any and all insurance proceeds received with respect thereof to the prompt repair, replacement and restoration thereof to the condition of such Asset before such event or to such other better condition as may be required by applicable Law.
5.16	Audit
The Sellers shall use their reasonable efforts to cause the Business Subsidiaries to complete their 2009 audits prior to the Closing Date.
5.17	Inventory
Trinity shall provide Stago with the documents set forth in the Inventory Valuation Method 10 calendar days prior to the Closing Date, which shall be updated and revised in a form reasonably acceptable to Stago for no later than three calendar days prior to the Closing Date.
5.18	Cooperation — Further assurances
Each of the Parties shall cooperate with the others, and shall cause their Affiliates to, use their best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the Transaction, including to provide any information necessary or useful and to execute or deliver additional documents and instruments.

5.19	Pre-Closing Access
Except with respect to the Australian and Turkish territories, as soon as reasonably practicable and no later than fifteen days following the date hereof, Trinity shall, and shall procure that its Affiliates (including the Business Subsidiaries) allow the Purchaser Group and its agents, advisors, employees and consultants reasonable access to the senior employees associated with the Business, and to the books, personnel and other records or other information and documents of or relating in whole or in part to the Business, including the Business Data, provided that the Purchaser Group shall avoid imposing any significant disruption on the day to day operations of the Business.
6.	Post-Closing Covenants

6.1	Non-compete

(a)
Trinity hereby undertakes itself and on behalf of each of its Affiliates that neither it nor its Affiliates shall, save as otherwise and only to the extent expressly provided pursuant to the terms of this Agreement or the Ancillary Agreements, during the period from the Closing Date through to the second year anniversary thereof:

(i)	manufacture, distribute or sell products competing with the products of the Business anywhere in the world (a “Competing Business”);

(ii)	enter into any cooperation, joint venture or partnership with any third party to carry on a Competing Business;

(iii)	hold or acquire shares in any person carrying out a Competing Business to the extent that the shares held or acquired represent more than 5% of such person’s share capital.
provided that this shall not operate to prevent or restrict Trinity or any of its Affiliates:
(i)
from continuing to operate such other businesses other than a Competing Business and provide or purchase such other services and products as are currently being operated and provided and purchased by Trinity and/or any of its Affiliates other than a Competing Business;

(ii)
from acquiring a controlling or non-controlling interest in and/or carrying on, managing and operating a business or company which is acquired as a going concern following the Closing Date provided that the gross turnover, [in the most recent financial year], of the portion of the acquired business (meaning the relevant controlled group of companies or assets acquired in that particular transaction) which qualifies as a Competing Business does not exceed three million U.S. dollars ($3,000,000 USD), provided that if the above mentioned threshold is exceeded, Trinity or the relevant Affiliate shall not be prevented from acquiring the business or company provided that Trinity or such Affiliate disposes of the portion thereof which qualifies as a Competing Business within 6 months from the date of acquisition, it being further provided that Stago, or any of its Affiliates nominated by it, shall have a right of first offer with respect to the Competing Business (i.e., prior to marketing the Competing Business to any other acquirer, Trinity or its Affiliate shall first propose to sell the Competing Business to Stago at a determined price (the “Floor Price”), and in the event Stago refuses to purchase the Competing Business at such Floor Price, Seller shall in no event sell the Competing Business for a cash value that is less than the Floor Price without first offering to Stago the opportunity to acquire the Competing Business at such lower price)

(iii)	complying with the express terms of the TSA.
(b)
Notwithstanding the foregoing, the Parties agree that the Seller Group may develop, manufacture, acquire, distribute and sell coagulation products which compete within the point-of-care market, including the emergency room and doctor’s office markets on a worldwide basis (“the Point of Care Business”).

(c)
Trinity hereby acknowledges and agrees with Stago that each of the undertakings contained at Subsections 6.1(a)(i), (ii) and (iii) above (the “Undertakings”) constitutes an entirely separate, severable, independent and separately enforceable restriction on it and that the duration, extent and application of the Undertakings are no greater than is reasonable and necessary for the protection of the legitimate interests of Stago and the Business but that if any such restriction shall be determined by any court or regulatory authority or agency of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof and/or the geographical area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court or regulatory authority or agency with such modifications as may be necessary to make it valid, effective and enforceable.

6.2	Non-solicitation
Trinity and Stago hereby undertake that they shall not, and shall procure that none of their Affiliates shall, during the two-year period from the Closing Date solicit, entice away or offer employment to or endeavour to solicit or entice away or offer employment to any person who is an employee or officer of either the Purchaser Group (including the Transferring Employees) or the Seller Group, provided that either the Purchaser Group or the Seller Group shall be free to immediately employ any employee or officer dismissed by the other after the Closing Date.
6.3	Business Asset for which a Consent is not obtained prior to Closing

(a)
With respect to any Business Asset (including any Business Contract or Regulatory Approval) for which any Consent required for transfer, assignment or novation is not obtained on or prior to Closing, or that is otherwise subject to a restriction that prohibits the transfer of such Business Asset, Trinity shall, and shall cause its Affiliates to cooperate with Stago in any other reasonable arrangement providing the Purchaser Group with the benefits of and to such Business Asset and Trinity shall continue and cause its Affiliates to continue to use their best efforts to obtain the required Consents, including any Contract Consents.

(b)
Until the obtaining of the Consent, the relevant Business Asset Seller shall be deemed to hold the Business Asset in trust for the relevant Business Asset Purchaser and its successors in title and shall continue to manage and maintain such Business Asset, in the ordinary course and consistent with past practices.

(i)
In this respect, the relevant Business Asset Seller shall act as agent for and on behalf of the relevant Business Asset Purchaser, and in particular (i) at Stago’s reasonable request, enforce any such Business Asset Seller’s rights with respect to Business Asset, and (ii) transfer to the relevant Business Asset Purchaser any monies, goods or other benefits (net of reasonable direct costs with no markup) received by the Seller Group and attributable to the performance of the Business Assets.

(ii)
To the extent that any payment is made to any of the Business Asset Sellers in respect of any of the Business Contracts on or after the Closing Date (other than the Excluded Contracts), the relevant Business Asset Seller shall receive the same as trustee for the relevant Business Asset Purchaser, shall record such payment in its books and shall account to relevant Business Asset Purchaser for the same within fourteen (14) days of receipt.

(c)
As soon as the required Consent is obtained, the relevant Business Asset Seller shall execute all such deeds or documents as may be necessary for the purpose of transferring the relevant interest in the Business Asset to the relevant Business Asset Purchaser.

(d)
With respect to any Business Contracts that are not transferred as of the Closing (including the Turkish Distribution Contract and the Australian Distribution Contract), from the Closing Date and for so long as any Business Contract shall be in effect, to the extent permissible under applicable Law and the terms of such Business Contracts:

(i)	The Seller Group shall continue to perform and comply with its obligations under the relevant Business Contract, in the Ordinary Course of Business; and

(ii)
Stago or its Affiliates shall (if such sub-contracting is permissible under the Business Contract in question) act as sub-contractor of the Transferring Asset Seller, that is a party to the Business Contract and in particular, perform all the obligations set forth in such Business Contract arising after the Closing Date and relating to the Business or (if such sub-contracting is not so permissible) the relevant Transferring Asset Seller shall, at the election and cost of Stago, duly perform all of its obligations under the Business Contract.

(e)
This Section 6.3 does not affect Purchasers’ rights and remedies against Sellers in respect of any Business Contract which Sellers have warranted is assignable or may be performed by Purchasers or their Affiliates instead of Sellers without a Consent.

(f)
If despite the best efforts of Sellers no reasonable alternative arrangement can be arranged to provide the applicable Business Purchaser with the benefits of any Business Contract, then the liabilities arising under and in connection with such Business Contract shall not be Business Liabilities, and accordingly shall not be assumed by Purchasers or any of their Affiliates until such time as the Contract Consent is obtained or reasonable alternative arrangement can be arranged.

6.4	Shared Contracts
With respect to any Key Shared Contract that is not replaced with a Business Replacement Contract and an Other Replacement Contract prior to Closing in accordance with Section 5.3:
(a)
The Shared Contract Party shall use its best efforts to cause such Key Shared Contract to be replaced with a Business Replacement Contract and an Other Replacement Contract as soon as reasonably practicable after the Closing Date, provided that the other Party hereto (the “Other Party”) shall (x) provide the Shared Contract Party with all reasonable assistance in effecting such separation and (y) shall be afforded with a reasonable opportunity to participate in the relevant negotiations and to approve the replacement contracts (such approval not to be unreasonably withheld or delayed).

(b)
From the Closing Date and for so long as any Key Shared Contract shall be in effect, to the extent permissible under such Key Shared Contract and applicable Law, the Other Party shall, directly or through its subsidiaries, act as sub-contractor to the Shared Contract Party and the Other Party and the Shared Contract Party shall perform all of the obligations set forth in Section 6.3(b) and 6.3(d) above, it being further provided that each of the parties shall hold the other harmless with respect to the obligations relating to the business of the other pursuant to such contract.

6.5	Wrong Box Asset

(a)
After Closing, if Trinity or any of its Affiliates holds or owns a Transferring Asset or if Stago or any of its Affiliates owns an Asset that is not a Transferring Asset and which was inadvertently transferred (or inadvertently not transferred) as part of the Transaction (in either case, a “Wrong Box Asset”), the person holding such asset (the “Wrong Box Asset Holder”) shall be deemed to hold the Wrong Box Asset on behalf of Stago if the Wrong Box Asset is part of the Seller Group or on behalf of Trinity if the Wrong Box Asset Holder is part of the Purchaser Group, and the Wrong Box Asset Holder shall, at the other Party’s request, as soon as practicable and to the extent possible for no further consideration to the appropriate Party, use its best efforts to execute all such deeds or documents as may be necessary for the purpose of transferring (free of any Encumbrance) the relevant interest in the Wrong Box Asset to Stago or to any Affiliate it may designate if the Wrong Box Asset is part of the Seller Group or to Trinity or to any Affiliate it may designate if the Wrong Box Asset Holder is part of the Purchaser Group. Costs associated with the foregoing undertakings shall be borne by the party who would otherwise have incurred these costs if the actions were taken on Closing.

(b)
Each of Trinity and Stago shall notify the other promptly upon it coming to its attention that any Wrong Box Asset is in its possession or control or in the possession or control of any of its Affiliates.

(c)
The provisions set forth in Section 6.3(b) and 6.3(d) relating to the management of Business Assets not transferred at Closing shall apply mutatis mutandis to the Wrong Box Assets until their transfer to the appropriate party.

6.6	Outside Assets
The Business Subsidiaries include certain Outside Assets. Trinity agrees to hold the Purchaser Group harmless from any and all costs (including but not limited to Tax costs as well as costs related to the employment and/or termination of employees whose job exclusively or predominantly relates to any Outside Assets) or Losses in connection with the Outside Assets that remain in the Business Subsidiaries, including (i) in connection with the winding down, termination or disposal of the Outside Assets, or (ii) following the term of this Agreement or the Ancillary Agreements, with respect to any obligations that Stago or its Affiliates may have in respect of such Outside Assets pursuant to this Agreement or the Ancillary Agreements.
6.7	Employees
If, as a result of the Transaction, the contract of employment of any person who is not a Business Employee is deemed transferred, or is found or alleged to have effect after the Closing Date as if originally made with the Purchasers or any member of the Stago Group, Trinity shall and shall cause its Affiliates to use their best efforts to transfer back such employee to the Seller Group and in any event shall hold harmless the relevant members of the Purchasers’ Group from any loss caused to Stago and its Affiliates as a result thereof on a dollar for dollar basis, including any benefits that would be payable in relation to the termination of such person based on a termination by reason of redundancy in the event the employee is not transferred back to the Trinity Group.
6.8	Access

(a)
Trinity shall and shall cause its Affiliates to transfer all of the books, accounts, production, regulatory records, customer lists and all other records of the Business, (other than books of account in respect of the Business operations in Ireland and the U.S.) (the “Records”) to Stago, subject to relevant regulatory requirements which may require (i) Trinity or its Affiliates to retain copies of such Records, in which case Trinity or its Affiliates shall retain copies for such purpose, or (ii) Trinity or its Affiliates to retain originals of such records, in which case copies shall be provided to Purchasers.

(b)
Following the Closing Date, each of Stago and Trinity agrees, upon reasonable notice, to provide reasonable access to its Records in its or its Affiliates’ possession or control to the other Party for inspection and copying in connection with regulatory, tax, corporate governance, third party proceedings by or against it, or in connection with the determination of the Post Closing Adjustments provided that such Records relate only to the period prior to Closing or with respect to any Business Asset transferred after Closing, to the period prior to the date of the transfer of such Business Asset.

(c)
Following the Closing Date, neither Stago nor Trinity nor their respective Affiliates shall dispose of or destroy any of the Records without first giving the other Party at least two (2) months notice of its intention to do so and giving such Party a reasonable opportunity to remove and retain any of them (at the removing Party’s expense).

6.9	Insurance
Trinity shall procure that the Seller Group maintains cover for each of the Business Subsidiaries and the Business Assets on the basis of the existing occurrence-based terms and conditions of the insurance policies and the Director and Officer insurance policies of the Business Subsidiaries in force as of the date hereof for claims that should be made after the Closing relating to matters arising prior to the Closing Date at no additional costs to the Purchaser Group (including the Business Subsidiaries). Trinity shall procure that (i) any such claims, as well as any claims relating to a Business Subsidiary, a Business Asset or a current or former director or officer of a Business Subsidiary outstanding under any of the insurance policies as of the Closing Date, shall be administered and processed in accordance with past practice and (ii) in the event that the relevant loss with respect to which coverage is available is borne by one of them, all proceeds thereof shall be paid over to the party which suffered the loss up to the amount of such loss actually suffered.
6.10	Further Assurances

(a)
Each of the Parties shall, from the Closing Date, do or procure the doing of all such acts and/or execute (or procure the execution of) such further documents as may be required by Law or be necessary to implement and give effect to this Agreement and the Transaction. Costs associated with the present undertaking shall be borne by the Party who would otherwise have incurred these costs if the actions were taken on Closing.

(b)
In the event and for so long as Stago or Trinity or any of their Affiliates may raise or defend against any charge, complaint, suit, hearing or investigation (in either case, with respect to a third party (including any Governmental Authority)) in connection with (i) this Transaction, or (ii) any fact, circumstance, action, failure to act or transaction on or prior to the Closing Date involving the Business, the relevant Party shall, and shall cause each of its Affiliates to, cooperate with it and its counsel in the dispute, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the dispute, all at the cost and expense of the Party directly involved in the dispute, provided that such Party shall not be required to pay any cost or expenses to the extent such action or proceeding is related to a breach of this Agreement by the other Party.

6.11	U.S. Benefits and Labor

(a)
Allocation of Employment Liabilities. (i) Except as otherwise specifically provided in this Agreement, Sellers shall retain liability and responsibility for all employment and employee-benefit related liabilities, obligations, claims or losses that arise as a result of an event or events that occurred prior to 12:01 a.m. (EST) on the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee) that relate to the US Employees (or any dependent or beneficiary of any US Employee). Except as otherwise specifically provided in this Agreement, effective as of 12:01 a.m. on the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee), the Purchasers shall assume and be solely responsible for all employment and employee-benefits related liabilities, obligations, claims or losses that relate to the Transferred US Employees (or any dependent or beneficiary of any Transferred US Employee) that arise as a result of an event or events that occurred on or after 12:01 a.m. on the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee).

(ii) Sellers shall retain all liabilities and obligations for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred by the US Employees prior to 12:01 a.m. on the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee) that are covered under the terms of the applicable US Benefit Plans. With respect to claims incurred on or after 12:01 a.m. on the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee) by the Transferred US Employees and their eligible dependents for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims, the Purchasers shall be responsible. For these purposes, a claim shall be deemed to be incurred: (A) in the case of workers’ compensation and short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits; (B) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained (provided that Sellers shall be responsible for the costs of any hospital stay that commences prior to 12:01 a.m. on the Closing Date (or, in the case of any Inactive US Employee, the date such employee becomes a Transferred US Employee)); (C) in the case of life insurance benefits, upon death; and (D) in the case of accidental death and dismemberment benefits, at the time of the accident.
(b)
Controlled Group Liabilities. From and after the Closing Date, Sellers shall retain and indemnify and hold harmless the Purchaser Group from and against all Controlled Group Liabilities with respect to any Seller and any Commonly Controlled Entity.

(c)
No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any US Employee any right to employment or continued employment with the Purchasers for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular Section 5.6 and this Section 6.11, are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any US Benefit Plan, US Benefit Agreement or other employee benefit plan of any Seller for any purpose. Nothing in Section 5.6 or this Section 6.11 shall be construed to limit any rights that the Purchasers may have under any plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement.

6.12	Confidentiality with Respect to Know-How, SOPS and Other Confidential Business Information
The Sellers shall maintain in strict confidence, and shall cause their Affiliates, representatives and employees to maintain in strict confidence, all know-how, SOPs and other confidential business information in connection with the Business.
6.13	Year-end Audits
In the event that the 2009 audits of the Business Subsidiaries have not been completed prior to the Closing Date, the Business Share Purchasers shall use their reasonable efforts to cause the Business Subsidiaries to complete their 2009 audits promptly thereafter.
6.14	Facility

6.15	Change of Name of the Business Subsidiaries
Stago agrees that it shall cause the Business Subsidiaries as soon as reasonably practicable and, in any event, within 3 months of Closing to change their names to a name which does not include the word “Trinity”. At the request of the Sellers, Stago shall execute all documents and do all acts and things as may reasonably be required to give effect to the terms of this Section 6.15 to include, without limitation, effecting the necessary filings at the Companies Registration Office. With effect from date on which the names are changed, Stago shall not, and shall procure that each of the other members of the Purchaser’s Group (including the Business Subsidiaries) shall not, directly or indirectly use or trade under the name “Trinity” or any name likely to be confusingly similar thereto in connection with the Business and/or any other business(es) carried on by any member of the Purchaser’s Group. The Purchaser hereby undertakes to procure, as soon as reasonably practicable following the date on which the name is changed, that all packaging, advertising or marketing documentation and other trading material relating to the Purchaser’s Group shall cease to use the name Trinity, except in relation to the Inventory as otherwise provided for in the Agreement.
6.16	Employees Generally
Except as otherwise provided for herein, including with respect to US Employees pursuant to Section 6.11(a), the Purchasers shall perform and shall be fully liable and responsible for all obligations and liabilities arising in respect of the period following the Closing Date by virtue of any contracts of employment, employment relationships, collective agreements or enactments or statutory provision (or orders or regulations made thereunder) in relation to the Business Employees in force at any time following the Closing Date and the Purchasers shall at all times fully and effectually indemnify and keep indemnified the Sellers against all judgments, decrees, orders, awards, costs, liabilities and expenses howsoever arising under or by virtue thereof. In the event that any claim is made against the Sellers, in relation to any of the foregoing matters arising from circumstances taking place after the Closing Date, the Purchasers shall furnish to the Sellers such evidence and information as the Sellers may require to defend that claim.

6.17	Guarantees
The Purchaser shall secure with effect from Closing the release of the Sellers and/or any other member of the Seller Group, without cost to the Sellers, from the Guarantees (including, if required, offering its own guarantee or liability on the same terms as and in substitution for the existing guarantee or other liability of the Seller and/or any other member of the Seller Group, and deliver to the Seller evidence (to the reasonable satisfaction of the Seller) of the release of such guarantees). The Purchaser further agrees with the Seller (on behalf of itself and each member of the Seller Group) that, other than in connection with a breach or inaccuracy of this Agreement by the Sellers, it will indemnify and keep indemnified each member of the Seller Group against any liabilities, claims, costs, damages and expenses incurred or suffered by any other member of the Seller Group in connection with the Guarantees.
6.18	Post-Closing Liabilities
The Purchasers shall perform and shall be liable and responsible for all obligations and liabilities directly caused by an event occurring or an action taken after the Closing Date in respect of the Business and the Purchasers shall at all times fully indemnify the Sellers against all judgments, decrees, orders, awards, costs, liabilities and expenses howsoever arising therefrom, provided that notwithstanding the foregoing, in the event any liability is caused by a series of facts or circumstances, some of which occurred prior to the Closing and some of which occurred following the Closing, the liability shall be apportioned among the parties commensurate with their respective responsibility in relation thereto, and provided further that nothing in this Section shall deprive or be construed to limit the rights and remedies of the members of the Purchaser Group pursuant to this Agreement, including for the avoidance of doubt, Article 9. The Purchasers shall furnish to the Sellers such evidence and information as the Sellers may require to defend such claims.
7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7.1	General
Each of the Sellers, acting jointly and severally, hereby make the representations and warranties set forth in this Article 7. Such representations and warranties shall be deemed made as of the date hereof and up to the Closing Date inclusively, except to the extent that any such representation and warranty is expressly indicated to be made only on one of such dates or on another specified date.

Each of the Representations and Warranties is made to the Purchasers subject to the exceptions Specifically Disclosed in the Disclosure Schedules, it being provided that disclosures labeled “For informational purposes” are not intended to disclose any specific risk or exception but are purely informational and do not qualify the extent of any Representation or Warranty. Trinity shall be permitted to provide an update of the Disclosure Schedules with respect to events occurring between the date hereof and the Closing Date (the “Supplemental Disclosure Schedules”), provided that in respect of Section 7.15(f) Trinity’s right to provide Supplemental Disclosures pursuant to the foregoing shall be limited to a period of two weeks from the date hereof, and further provided that the information Specifically Disclosed in the Supplemental Disclosure Schedules shall only be an exception to the Representations and Warranties for a total of aggregate Losses of no more than five hundred thousand dollars ($500,000), and accordingly once such threshold has been reached, any matters that are breaches of the Representations and Warranties shall be indemnified pursuant to Article 9, irrespective of whether exceptions in respect thereof have been disclosed in the Supplemental Disclosures.
Inclusion of, or reference to, any matter in the Sellers’ disclosure schedules does not constitute an admission of the materiality of any such matter.
Trinity shall promptly notify Stago in writing upon any of the Sellers acquiring knowledge of any fact or condition that causes or constitutes or may cause or constitute an inaccuracy in any of the representations and warranties.
(a)
For the purpose of this Agreement, “Specifically Disclosed” means specific, adequate and fair written disclosure sufficient to provide notice of the relevant matter or event to a reasonable purchaser, including sufficient detail regarding such matter or event to enable a reasonable purchaser to make an informed assessment of the nature and scope of the matter or event disclosed and assess the impact of such matter or event on the Business.

(b)
For the purpose of this Agreement, “Seller’s knowledge” means the knowledge of any member of the Seller Group or of any of its shareholders (excluding the holders of ordinary shares and ADRs in Trinity Biotech plc other than such holders that are otherwise directors or senior officers of any member of the Seller Group), directors and senior officers or the knowledge that such Person should have had had such Person made all due and careful inquiries in respect of any matter.

7.2	Organization, Standing and Power

(a)	Each Seller is duly organized and validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed.

(b)	Each Seller has the capacity, power and authority to enter into this Agreement and (where applicable) the Ancillary Agreements and to carry out its obligations hereunder and thereunder.

(c)
The delivery, execution and performance of this Agreement and the Ancillary Agreements have been duly authorized by the competent corporate bodies of each Seller, and no other corporate action on the part of any Seller or Business Subsidiary is necessary to authorize the delivery, execution and performance of this Agreement or the Ancillary Agreements.

(d)
This Agreement and (where applicable) the Ancillary Agreements have been duly executed by each Seller (or will be as of the Closing, for Ancillary Agreements to be signed at Closing) and constitute (or will constitute at Closing) legal, valid and binding obligations of each of the Sellers in accordance with their respective terms.

7.3	No Conflict
The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction do not and will not conflict with, or result in any violation of or breach or default (with or without notice or lapse of time, or both) under or give rise to material increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon any of the Assets of any Seller or Business Subsidiary or entitle any third party to terminate or avoid any agreement or arrangement under, any provision of:
(i)	the organizational documents of any of the Sellers or the Business Subsidiaries,

(ii)	any order, judgment or ruling of any Governmental Authority applicable to any of the Sellers or the Business Subsidiaries or to any of their Assets,

(iii)	any Law applicable to any Seller or Business Subsidiary or any of their respective Assets.

(iv)	any material third party commitment, agreement or arrangement.
7.4	Consents
No party to a Business Contract
(a)	in respect of which the total annual revenue or cost to the relevant Seller is greater than $100,000, and

(b)	in respect of which a Contract Consent is required
has formally refused to consent to the transfer of such Business Contract to the Purchasers, with the exception of Business Contracts with a total value not to exceed $5,000,000. No Consents other than the Contract Consents are required to be made or obtained by any of the Sellers or Business Subsidiaries in connection with the delivery, execution or performance of this Agreement or the Ancillary Agreements.

7.5	Insolvency

(a)
No order has been made, petition presented or meeting convened for the winding up of any of the Sellers or any Business Subsidiaries for the appointment of any provisional liquidator, examiner, receiver, administrator, trustee or other similar officer or in relation to any other process whereby the business is terminated or wound down and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors, and:

(i)	there are no cases or proceedings under any applicable insolvency, bankruptcy, reorganisation or similar Laws in any relevant jurisdiction, and

(ii)	no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.
(b)
No Person has notified any of the Sellers or the Business Subsidiaries that it has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to any of the Sellers or any Business Subsidiary, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the Assets or undertaking of any Business Subsidiary nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

(c)
None of the Sellers nor any Business Subsidiary has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

7.6	Shares

(a)	Contained in Schedule 7.6 is a true and correct list of the Business Subsidiaries, their respective registered share capital and division of the share capital, in each case, as of the date hereof.

(b)
The Shares have been validly issued, fully paid up and are, and will on Closing be, owned by the respective Sellers, free and clear of any Encumbrances except for the Existing Encumbrances that will be released on Closing. Each Seller has full and valid ownership for the respective Shares for which it is a Share Seller and is free to transfer good title thereto to the relevant Purchaser. Upon transfer of the Shares, the respective Purchaser will acquire full and unrestricted direct title to the Shares, unencumbered and free of any claims, rights or privileges of third parties.

(c)
The Shares constitute the whole of the issued and allotted share capital of, and provide entitlement to all of the voting rights of, the Business Subsidiaries and such Business Subsidiaries have not issued or undertaken to issue any additional shares or securities. There are no silent participations or similar arrangements in the Business Subsidiaries.

(d)
There is and there has been no agreement, arrangement or obligation (whether present, future or contingent) which may require the allotment, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, sale, transfer, redemption or repayment of any share or loan capital or other security of any Business Subsidiary (including an option or right of pre-emption or conversion) and no claim has been made by any Person to be entitled to any such right.

7.7	Assets

(a)	Schedule 7.7(a) sets forth a full and complete list of all of the tangible fixed Transferring Assets, that are either:
(i)	material to the Business, or

(ii)	individually having a book value in excess of twenty thousand dollars.
(b)	The Sellers or the Business Subsidiaries own or are otherwise legally and beneficially entitled to use all the Business Assets.

(c)	A list of all the Existing Encumbrances is attached hereto as Schedule 7.7(c).

(d)
Each Seller and each Business Subsidiary has good legal, beneficial and valid title to all the Business Assets owned by it, free and clear of all Encumbrances, with the exception, as of the date hereof (but not as of the Closing Date), of the Existing Encumbrances.

(e)	The Business Assets are in the possession or otherwise under the control of the Business Asset Sellers and the Business Subsidiaries.

(f)
Except as otherwise provided in the Agreement, the Business Assets, together with the services and benefits to be provided for by members of the Seller Group pursuant to the Ancillary Agreements constitute all the Assets required to carry on the Business on a stand-alone basis in the scope and manner in which it is conducted on the date hereof, will not be lost or rendered liable to termination by virtue of the Transaction and the relevant Purchasers and Business Subsidiaries will own or otherwise be validly entitled to use all the Business Assets at Closing. For the avoidance of doubt, the Seller’s failure to obtain the Consent with respect to the transfer of any Transferring Asset shall not be considered to be a breach of this Section 7.7(f).

(g)
All fixed assets of the Business or of any Business Subsidiary (including all plants, machinery and equipment) are in possession and control of the relevant Business Subsidiary, have been properly maintained in accordance with the normal industry standards of the countries where they are located, comply with applicable Laws, and are capable (subject to ordinary and usual wear and tear) of doing the works for which they were designed or acquired.

7.8	Business Subsidiaries

(a)
None of the Business Subsidiaries have any direct or indirect ownership interest in any other entity (including any corporation, partnership or any other legal entity) or has undertaken to acquire any such interest.

(b)
Each of the Business Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed and has full corporate power and authority to conduct its business as presently conducted and to own, lease and operate the Assets held or used by it.

(c)
All of the registers, accounts, returns, articles of association and documents of each Business Subsidiary have been and continue to be regularly maintained, are materially complete and up-to-date, have been duly and correctly delivered or made to the relevant company registry or any other relevant authority, and give a true and accurate account of the activities of the relevant Business Subsidiary, all as required by Law.

(d)
All material corporate decisions made by the management of the Business Subsidiaries have been made in compliance with applicable Law or their respective internal rules and with any material agreement to which such Business Subsidiary is a party.

(e)	Other than the Business Asset Sellers, the Business Subsidiaries comprise all of the companies and entities in the Sellers’ Group carrying on any part of the Business.

(f)
No Business Subsidiary has provided any financial assistance (as defined in any applicable Law) directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred.

7.9	Financial Debt

(a)
Save for the Inter Company Debt, no member of the Seller Group, in respect of the Business, and no Business Subsidiary will at Closing owe any borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) to any banking, financial, acceptance credit, lending or other similar institution or organisation (“Financial Debt”).

(b)
Except as set forth in Schedule 7.9(b), no event of default or any other event or circumstance which would entitle any Person to call for early repayment by any member of the Seller Group, in respect of the Business, or to enforce any Encumbrance given by any member of the Seller Group, in respect of the Business (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred.

7.10	No Undisclosed Liabilities

(a)
No liabilities (including any existing conditions, situations or sets of facts that would or could reasonably be expected to result in any liability), will be transferred to the Purchasers pursuant to the Transaction other than:

(A)	the Business Liabilities, and

(B)	the liabilities Specifically Disclosed in writing by the Seller with respect to the Business Subsidiaries or disclosed in the Accounts.
(b)
The set-off agreement entered into by Trinity Germany and Trinity Biotech Manufacturing Ltd. on 23 October 2008 is valid and effectively discharged Trinity Germany’s liability towards Trinity Biotech Manufacturing Ltd. in an amount of EUR 8,500,000.

7.11	Sales and Accounts.

(a)	Attached in Schedule 7.11(a) are the financial statements of Trinity Germany and Trinity UK and the financial statements of Trinity France for the year ended December 31, 2009 (the “Accounts”).

(b)
The Accounts have been prepared in accordance with the Accounting Principles consistently applied and give a true and fair view of the financial condition of the Business Subsidiaries at December 31, 2009 and results of operations as of and for the period then ended and make provision for, reserve or disclose, as appropriate.

(i)	all bad or doubtful debts;

(ii)	all exceptional items;

(iii)	all changes in accounting policies ; and

(iv)	all transactions with any Seller, Seller’s Associate, Director or Associate of a Director.
(c)
Other than purchase orders arising in the Ordinary Course of Business and other than those disclosed in the Accounts, the Business Subsidiaries have no liabilities, whether actual, contingent, unquantified or disputed and or off-balance sheet liabilities.

(d)	The Business Subsidiaries in the aggregate have no capital commitments in excess of $50,000, whether actual or contingent.

(e)	The Accounts of each Business Subsidiary were prepared on a basis consistent with that adopted in preparing the audited consolidated accounts of Trinity.

(f)	Schedule 7.11(f) sets forth, for the one year period ending on December 31, 2009 the worldwide net sales of the Business as conducted by the Seller Group (the “Sales”).

(g)	Schedule 7.11(g) sets forth a letter from Trinity’s auditor in respect of Sales.

(h)	Each of the Sellers and the Business Subsidiaries has maintained all accounting books and records required to be maintained by applicable Law.

(i)	The amount of the Estimated Business Adjustment Amount effective as of December 31, 2009 is $256,000.
7.12	Operations since December 31, 2009.
Since December 31, 2009, there has been no event or circumstance constituting a Material Adverse Event. “Material Adverse Event” means (i) any material information regarding the Business that is substantially inconsistent with the information disclosed in writing (whether publicly or to Purchasers) as of the date hereof by Sellers, (ii) any material adverse matter or event (or series of matters or events) with respect to the Business, or (iii) any inability to transfer any material part of the Business to the Purchasers. For purposes of subpart (ii) of the above definition of Material Adverse Event, “material” means, (i) if readily estimable in monetary terms, of a value or reasonably potential consequence exceeding $250,000 or a discrepancy of $250,000 in the financial results, or (ii) which has a reasonable potential to have a significant deleterious impact on the reputation, financial performance or operations of the Business.

7.13	Management of the Business
From December 31, 2009 through the date hereof, the Business Subsidiaries and the Business have been managed in the Ordinary Course of Business, in accordance with Law and consistent with good industry practice, and (b) none of the actions set forth in Section 5.1 has been taken.
7.14	Intellectual Property Rights

(a)
For the purpose of this Agreement, “Business Intellectual Property” means all Intellectual Property related to, used for, the Business; and “Intellectual Property” includes know-how, patents (or access to patents), patent applications and registrations, utility model applications and registrations, trademarks, trademark applications and registrations, copyrights, copyright applications and registrations (in each case including neighbouring rights), trade names and service marks and registrations and applications therefor, SOPs, databases (including sui generis database rights) designs, design rights, logos, licenses, trade secrets, royalties, inventions, discoveries, improvements, proprietary or technical information, computer software and hardware, database rights, copies of data, plans, specifications, drawings and the like, manufacturing techniques, manufacturing and test processes and formulae, and all other intellectual property and analogous rights in each case whether registered or unregistered and all rights or forms of protection having equivalent or similar effect anywhere in the world including registrations and applications for registrations, renewals and extensions of such rights.

(b)
There are and have been no claims pending or threatened by any member of the Seller Group against any Person and to the Seller’s knowledge there are no circumstances in which such action or claim is likely to arise, nor has any member of the Seller Group sent any written notice to any Person, regarding any actual or potential infringement, dilution, misappropriation or other unauthorized use of the Business Intellectual Property. To the knowledge of Sellers, there are no such infringements, dilutions, misappropriations or other unauthorized uses of such Business Intellectual Property by any Person.

(c)
None of the Registered Intellectual Property and to the Seller’s knowledge, none of the Unregistered Intellectual Property infringes, dilutes, misappropriates or otherwise constitutes the unauthorized use of the Intellectual Property of any Person. There are or has been no third party actions or claims pending or threatened against any member of the Seller Group by any Person, to this effect and, to the Seller’s knowledge, there are no circumstances in which such action or claim is likely to arise.

(d)
The Business Intellectual Property (including SOPs, equipment operating procedures, filing records, manufacturing procedures, quality test methods, quality release methods and formulation records) constitutes all Intellectual Property necessary for the operation or conduct of the Business as presently conducted by the Seller Group.

(e)
No inventor or creator, author or other rights holder (or a party having validly acquired all of such rights in respect thereto) of any or any part of Business Intellectual Property and each current or former director, officer, employee, contractor or consultant of the Seller Group has any ownership or other rights of any nature whatsoever (including without limitation moral rights) in any Business Intellectual Property; and no such Person has a valid claim against any member of the Seller Group in connection with the involvement of such Person in the creation, conception or development of any Business Intellectual Property including under the German Employee Invention Act (Arbeitnehmererfindungsgesetz) and no such claim has been or is reasonably likely to be asserted or threatened.

(f)	The members of the Seller Group have taken all reasonably appropriate steps to protect the Business Intellectual Property and rights thereunder.

(g)
Schedule 7.14(g) sets forth all patents and registered trademarks (and all applications therefor) included in the Business Intellectual Property (“Registered IP”) as well as the jurisdiction in which such Registered IP is registered.

(h)
All the Registered IP exists, is legally, beneficially and exclusively owned by Sellers and the Business Subsidiaries, and has been duly filed with the appropriate Governmental Authority in each respective jurisdiction indicated in respect thereto in Schedule 7.14(g). All necessary filings have been made and all necessary maintenance fees have been paid to continue all such rights in effect. The Sellers and the Business Subsidiaries have the exclusive right to use the Registered IP. All the Registered IP is valid and enforceable in each jurisdiction in which it is registered.

(i)
All of the members of the Seller Group have taken all appropriate steps to maintain in confidence all trade secrets, know-how and other unregistered intellectual property (the “Unregistered IP”) relating to the Businesses, including requiring all employees of the Businesses to execute confidentiality agreements with respect to Unregistered IP developed for or obtained from the Business; and entering into licenses that requiring licensees, contractors and other third persons with access to such Unregistered IP to keep such Unregistered IP confidential.

(j)	The Seller Group is entitled without restriction to use all Unregistered IP relating to the Business (whether owned by it or a third party).

(k)
The Unregistered IP has been properly maintained, and the SOPs, equipment operating procedures, equipment, filing records, manufacturing procedures, quality test methods, quality release methods and formulation records are otherwise appropriately documented and organized so as to permit its communication to and subsequent exploitation by the Purchasers. The SOPs provide an accurate and effective description of the method for preparing the Products. No material additional information is required by the Purchasers to enable it to take full benefit of the Unregistered IP in order to carry on the Business as carried on at the date hereof.

(l)	None of the Business Intellectual Property:
(i)	is subject to any license or Encumbrance or any other right of a third party, and will be at Closing regarding the Existing Encumbrance

(ii)	is subject to any other agreement restricting its use by the Sellers or the Business Subsidiaries (including any delimitation or co-existence agreement); or

(iii)
will be restricted as to its exploitation, or will be lost, terminated, or rendered liable to a right of termination, assignment or licence to a third party, by virtue of the execution of this Agreement or the Ancillary Agreements, or the transaction effected by this Agreement or the Ancillary Agreements.

(m)
There are no royalties, licence fees, other fees or consideration (including non-monetary consideration) payable by the Seller Group in connection with any Business Intellectual Property other than the official fees relating to the registration and the maintenance of the registration of the Business Intellectual Property.

(n)	There is no coagulation-specific Business Intellectual Property that is also used in connection with any other business of the Seller Group.

7.15	Material Contracts

(a)	The following Business Contracts are “Material Contracts”:
(i)	(A) an employment agreement or employment contract for any employee having an annual remuneration in excess of $ 100,000 or (B) any contract relating to any Benefits;

(ii)	a collective bargaining agreement, shop agreement, or other contract with any labor organization, works council, union or association;

(iii)
a contract with (A) any shareholder or Affiliate of such shareholder of the Seller Group or of any member of the Seller Group or Business Subsidiary or (B) any officer, director or employee of any member of the Seller Group or Business Subsidiary or any of its Affiliates (other than employment agreements covered by clause (i) above);

(iv)	a lease, sublease or similar contract (including any sale-leaseback arrangement) in relation to any Property;

(v)	a lease, sublease or similar contract (including any sale-leaseback arrangement) in relation to any Business Asset that is material to the conduct of the Business;

(vi)
a contract under which any Business Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person extent for any payment conditions set forth in customer agreements;

(vii)	a contract which involves or is reasonably expected to involve annual costs or revenues for any year in excess of $400,000;

(viii)	all contracts with suppliers:
(A)	with obligations in excess of 12 months; or

(B)	for the supply of plasma, depleted plasma and antibodies
(ix)	any guarantee or similar agreement pursuant to which any Business Subsidiary guarantees the obligations of any third party (other than a Business Subsidiary) for an amount in excess of $100,000;

(x)	a contract for the sale of or the grant of any right to purchase any Business Asset (except for Inventory) in excess of $100,000; and

(xi)
any contract relating to any completed, pending or proposed (A) joint venture, partnership or similar arrangement, (B) acquisition or divestiture of any Person, business or division or (C) merger or reorganization.

(b)	Except as set forth in Schedule 7.15(b), no Material Contract contains:
(i)
a covenant binding on the Business, any Seller (in relation to the Business) or any Business Subsidiary not to compete or not to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging or any other agreement or arrangement which in any material way restricts or purports to restrict the freedom of any Seller or Business Subsidiary to carry on the whole or any material part of the Business or to operate in any geographic region or type of business;

(ii)
“exclusivity”, restriction to do business or any similar requirement in favour of any person other than a Seller or Business Subsidiary (except for the distribution agreements),or that requires or obligates any Seller in respect of the Business or Business Subsidiary to purchase specified minimum amounts of any product;

(iii)	“most favored nation” or similar status clause in favour of any person other than a Seller or Business Subsidiary;

(iv)	any clause prohibiting the hiring or solicitation for employment of employees of another Person;

(v)	any provisions whereby on the execution or as a result of the performance of this Agreement or of any Ancillary Agreement :
(a)
any Person other than a Seller or a Business Subsidiary is entitled to be relieved of any obligation or to exercise any right (including a right of termination or any right of pre-emption or other option);

(b)	any Business Subsidiary or Business Asset Seller may be in default under any agreement or arrangement or loose any benefit, right or licence which it currently enjoys; or

(c)	a liability or obligation of any Business Subsidiary or Business Asset Seller may be created or increased
For the avoidance of doubt, the Seller’s failure to obtain the Consent with respect to the transfer of any Transferring Asset shall not be considered to be a breach of this Section 7.15(b)(v).

(c)	No Material Contract has been executed other than at arm’s length.

(d)
All Material Contracts are valid, binding obligations of the applicable Seller or Business Subsidiary and in full force and effect and are enforceable by the Sellers and Business Subsidiaries that are parties thereto in accordance with their terms, do not violate any applicable Laws and have been duly recorded with any Governmental Authority where required. The Sellers and Business Subsidiaries have performed all material obligations required to be performed by them to date under the Material Contracts, and no Seller or Business Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Sellers’ knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(e)	No Seller or Business Subsidiary has received any notice of the intention of any party to terminate any Material Contract.

(f)	Except as set forth in Schedule 7.15(f), no Material Contract is subject to a Contract Consent.

(g)
Except as set forth in Schedule 7.15(g), no Material Contract will give rise to an obligation on any Seller or Business Subsidiary to pay any financial compensation or other form of payment in the event of termination or expiry of such Material Contract.

(h)	Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, will be made available to Purchasers prior to or on Closing.

(i)	All obligations for payment of monies by each Seller and Business Subsidiary in connection with any Material Contract have been satisfied in a timely manner.

(j)	Schedule 7.15(j) sets forth a true and complete list of all of the material Shared Contracts.

7.16	Litigation
Except as set forth in Schedule 7.16, there is no suit, claim, action, arbitration, interference, opposition, reexamination, hearing or other litigation or proceeding (including any administrative or criminal proceeding) (a “Proceeding”) current, pending or threatened by or against any member of the Seller Group in respect of the Business, or any of the Business Subsidiaries, and there are no current, pending or threatened investigations by any Governmental Authority. There are no judgments, orders, writs, injunctions, legally binding material agreements with a Governmental Authority, stipulations or decrees outstanding against any member of the Seller Group, and no member of the Seller Group has signed any cease and desist letters, in each case in relation to the Business, or Business Subsidiary. There is not any Proceeding or claim by any member of the Seller Group in relation with the Business or any Business Subsidiary pending, or which any member of the Seller Group in relation with the Business or any Business Subsidiary intends to initiate, against any other Person.

No Proceedings in excess of $20,000 have been subject to any settlement and there is no contract in relation to the settlement or other resolution of any Proceeding pursuant to which any Seller or Business Subsidiary has any ongoing performance obligations.
7.17	Regulatory Approvals

(a)
The Regulatory Approvals are sufficient and adequate for the operation and conduct of the Businesses as currently conducted by the Seller Group. All such Regulatory Approvals are validly held by the applicable Seller or Business Subsidiary, and the applicable Seller or Business Subsidiary has complied in all material respects with all terms and conditions thereof. Except as otherwise required by applicable Law, the applicable Seller or Business Subsidiary has sole and exclusive title to all such Regulatory Approvals. All of the Regulatory Approvals have been properly maintained and are fully up-to-date. No expenditure is required under the provisions of a Regulatory Approval in order to upgrade, modify, improve or replace any plant, equipment or infrastructure required in order to conduct the Business as it conducted as of the date hereof.

(b)
The Sellers have obtained all of the Regulatory Approvals necessary to conduct the Business as it is conducted as of the date hereof, including in connection with the testing, manufacturing, marketing, sales and distribution activities for the Products. To the Seller’s knowledge, all of the technical files underlying any Regulatory Approvals are complete as required to fulfill the applicable requirements for the relevant Regulatory Approval, compliant with Law and consistent with the regulatory applications that have been made to obtain the Regulatory Approvals. No Regulatory Approval contains a condition or limitation that a reasonably prudent operator would consider to be onerous or unusual.

(c)
No member of the Seller Group has received notice of any Proceedings relating to the withdrawal, revocation, suspension, cancellation, integrity or other similar review, clinical hold or modification or challenging the validity of any Regulatory Approvals in relation to the Businesses. To the Sellers’ knowledge there are no facts or circumstances (including the execution or performance of this Agreement or any other Ancillary Agreement) likely to result in any Regulatory Approval being withdrawn, revoked, suspended, cancelled, reviewed, placed on clinical hold or otherwise modified.

(d)	The Sellers Group carry out their activities in material compliance with the terms of such Regulatory Approvals.

(e)
No member of the Seller Group, nor, to the Seller knowledge, any of their employees or agents have made an untrue statement of material fact or fraudulent statement to any Governmental Authority in the Territory with respect to any Product, or failed to disclose a material fact required to be disclosed to such Governmental Authority.

7.18	Products

(a)
The “Products” are all of the products manufactured or sold by the Business in the last five years. Schedule 7.18 sets forth a complete list of all recalls of any Products over the last two years. To Sellers’ knowledge, there are no product recalls currently under consideration by any Seller or Governmental Authority. No recalls or post-sale warnings have been conducted or been requested by any Governmental Authority or a self-regulating industry body in respect of such Products.

(b)
There are no pending or threatened claims from any direct or indirect customers in respect of the Products raising the liability of any member of the Seller Group for replacement or repair thereof or other damages in connection therewith.

(c)
All products are manufactured, tested, packaged, labeled, stored, distributed and marketed in accordance with the specifications, standards and indications required by the relevant Regulatory Approvals and applicable Law. No Product sold, distributed or manufactured in relation to the Business is or has been the subject of any Proceedings or demand of a Governmental Authority or a self-regulating industry body alleging a defect in design, manufacture, materials or workmanship or has not complied in any material respect with any warranties or representations, expressly or implicitly made by any of the Sellers.

(d)
All material information in relation to the Products that any member of the Seller Group or any of its agents have furnished to any purchaser of any Products is accurate and complete in all material respects.

(e)
Subject to the terms of Section 7.4, on the Closing, the Sellers shall have transferred all material supply contracts necessary to service all obligations of the Business in connection with any products.

7.19	Compliance with Law
There has been no failure of the Business Subsidiaries to comply with all applicable Laws in a way that would result in a material adverse effect on the Business taken as a whole, and there has been no failure to conduct the Business in compliance with all applicable Laws that would result in a material adverse effect on the Business taken as a whole.
7.20	Real Property

(a)
The properties set forth in Schedule 7.20 (the “Properties”) comprise all the land and buildings owned, controlled, occupied or leased by any member of the Seller Group in connection with the Business and the Business Subsidiaries.

(b)	The Properties comprise all the lands and buildings which are used to conduct the Business in the scope and manner in which it is conducted as of the date hereof and on the Closing Date.

(c)
Any title to, lease agreement or any other right to the Properties will not be lost or rendered liable to termination by virtue of the execution of or performance of this Agreement or any Ancillary Agreement.

(d)	The Sellers and the Business Subsidiaries: (i) have good title to each Property owned or leased by it, and (ii) in any event validly, legally and legitimately occupy such Property.

(e)
The relevant Sellers and the Business Subsidiary own or lease the Properties free and clear of any Encumbrances (and will be at Closing with respect to the Existing Encumbrances) and all original deeds and documents necessary to prove title to the Properties are in the possession of the Sellers and have been duly recorded with the appropriate Governmental Authorities.

(f)
No Property is subject to any matter which is likely to adversely affect the relevant Business Subsidiary or Purchaser Group’s ability to carry on the Business in substantially the same manner as present.

(g)
The leases relating to the Properties are referred to herein as the “Real Property Leases”. The use made by any member of the Seller Group in connection with the Business and by the Business Subsidiaries is duly authorized by the Real Property Leases pertaining to it. The parties to the Real Property Leases have complied with, and duly performed the terms of the Real Property Leases in all material respects. No Real Property Lease provides that the lessee shall be responsible for the cost of any works required to cause the Properties (including any improvements thereto) to comply with applicable Law.

(h)
Sellers have made available to Purchasers true and complete copies of each Real Property Lease. Each Real Property Lease is in full force and effect and none of the parties to such Real Property Lease has received or given any notice of material default thereunder. There has been no notice of termination of any Real Property Lease nor any exchange of correspondence regarding any potential termination.

(i)
The Sellers have complied in all material respects with all applicable Laws, applicable safety norms and all necessary approval of Governmental Authorities (including Permits) in relation to or affecting the Properties and there are no pending or threatened Proceedings in relation thereto. To the Sellers’ knowledge, all buildings and other structures on or under the Properties are in good and substantial repair and condition and fit for the purposes for which they are presently used. The buildings and improvements are not the subject matter, and to the Sellers’ knowledge, are not likely to become the subject matter, of any actions for hidden defects or builders’ liability.

(j)
To the Sellers’ knowledge, no substance or material which is deleterious, defective or a risk to health or safety has been used in the construction of or alteration to any buildings or structures on or under the Properties.

(k)
Other than the Real Property Leases, there are no leases, subleases, licenses or other agreements, granting to any party or parties the right of use or occupancy of any portion of the Properties and the relevant members of the Seller Group are entitled to and are in possession and exclusive occupation of the Properties and no person has any interest of whatever nature arising in the Properties other than the Seller Group. There are no outstanding unpaid assessment notices against any of the Properties.

(l)
The Irish Properties have all rights, easements and facilities necessary for their present use and continued enjoyment and, no person is entitled or, to the Seller’s knowledge, has threatened to terminate, curtail or interrupt any such rights, easements or facilities.

7.21	Receivables
None of the Business Subsidiaries have factored any of the debts which have arisen out of their activities (the “Business Subsidiaries Receivables”) or engaged in similar financing. All Business Subsidiaries Receivables have been incurred in the Ordinary Course of Business.
7.22	Environment

(a)
The members of the Seller Group in respect of the Business and the Business Subsidiaries (including, for the avoidance of doubt, in relation to the Properties) are and have at all times been in material compliance with Environmental Laws and have lawfully obtained and at all times maintained all material Environmental Permits that are in full force and effect and there are no facts or circumstances which may give rise to the amendment, suspension, cancellation, revocation or non-renewal of any such Environmental Permits or which may lead to the imposition of any onerous or unusual conditions in respect of any such Environmental Permits whether upon renewal thereof or otherwise, and there are no fees or charges or other liabilities are outstanding in respect of such Environmental Permits.

(b)	No expenditure or works are or will be required to secure compliance with, or remedy any breach of Environmental Laws in relation to the Properties.

(c)
There are not, and have not been any Proceedings or investigations made or threatened to be made relating to any Environmental Release, Environmental Damage or any breach of Environmental Laws in respect of the Business or against any Business Subsidiaries.

(d)
No Hazardous Materials have been generated, stored, used, transported or Released in, on, at, under or from any Property or is contained in any Transferring Asset, in each case except in compliance with applicable Environmental Laws.

(e)	None of the Material Contracts obligate any member of the Seller Group to indemnify any person with respect to any Environmental Claim, Environmental Damage or breach of any Environmental Law.

7.23	Taxes

(a)
The Business Subsidiaries and the Business Asset Sellers (to the extent related to the Transferring Assets) have always complied in all material respects with all Tax Laws in all the jurisdictions in which they have operated and in particular all Tax Returns required to be made by the Business Subsidiaries or with respect to the Transferring Assets have been duly made, and, within any appropriate time limits, supplied to all relevant Tax Authorities; all such Tax Returns are true, complete and accurate.

(b)
All Taxes owed and required to have been paid prior to the Closing Date by the Business Subsidiaries and owed and required to have been paid prior to the Closing Date with respect to the Transferring Assets (in each case, whether or not reflected on any Tax Return or any similar document) have been paid or fully reserved for in the Accounts.

(c)
All documents of the Business Subsidiaries or in respect of the Transferring Assets on which registration duties or any other transfer, registration or documentary Tax or duty is chargeable and which are in the possession of any Business Subsidiary or the Business Asset Sellers (to the extent related to the Transferring Assets) or by virtue of which any Business Subsidiary or Business Asset Seller in respect of the Transferring Asset has any right have been duly registered and, such transfer, registration or documentary Tax or duty has been duly paid.

(d)
No Business Subsidiary nor any Business Asset Seller (to the extent related to the Transferring Assets) is a party to any dispute material investigation or proceeding by any Tax Authority and there is no announced dispute investigation, enquiry, audit or non-routine visit by any Tax Authority.

(e)
After the Closing Date, no Business Subsidiary and no Business Asset Seller (to the extent related to the Transferring Assets) shall be a party to any Tax allocation, Tax indemnification, Tax sharing agreement or similar agreement or arrangement with any entity of the Seller Group or otherwise.

(f)
All Tax records, documentation (including all transfer pricing documentation and data) and information which could be requested by Tax Authorities in accordance with Tax Laws and Tax practices or which would be necessary to enable the Business Asset Sellers to compute the capital allowances available in respect of each Transferring Asset, have been duly established, are available, accessible and exploitable to or by any Business Subsidiary or in relation to the Transferring Assets and maintained, in their proper form, for at least the minimum retention period. Each Business Subsidiary holds and keeps available all records and data relating to electronic information systems in order to comply with accounting and Tax Laws. All documentation necessary in order to justify all expenses accounted for at the level of each Business Subsidiary is available and accurate and in particular relating to intra-group agreements.

(g)
No extensions or waivers of statutes of limitation have been given or requested with respect to any Taxes payable by the Business Subsidiaries or with respect to the Transferring Assets and no extensions or waivers of statutes of limitation have been given or requested for the filing of any Tax Returns or other documents with respect to any Taxes relating to the Business Subsidiaries or the Transferring Assets which are still applicable.

(h)
No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out by any Business Subsidiaries or in relation to the Transferring Assets without such consent or clearance having first been properly obtained. All information supplied to any Tax Authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances relevant and material to the giving of such consent or clearance. No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

(i)
No Tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Business Subsidiaries’ affairs or in relation to the Transferring Assets.

(j)
No Business Subsidiary has ever made a commitment or entered into any agreement or taken any action resulting in a deferral of taxation, or benefited from any favourable Tax regime under which it would still be liable to any supplementary Tax charge or with which failure to comply would result in a loss of a Tax advantage.

(k)
To the Sellers’ knowledge, there are no circumstances which could cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any transaction between any Business Subsidiaries, or between any Business Subsidiaries and any current or past member of the Sellers’ Group, has been made on the basis that such transaction is not or has not been at arm’s length, and no such adjustment has been made or attempted in fact.

(l)	No Business Subsidiary is and has been treated as a member of a group for the purposes of VAT legislation, and has applied for such treatment.

(m)
The Sellers have not elected to waive exemption for VAT purposes and are not aware of any election to waive exemption made by any other Person in respect of any real property which comprises part of the Transferring Assets and none of the Transferring Assets is subject to confiscation or forfeiture or is the subject of any security in favour of any Tax Authority in respect of VAT or potential VAT liabilities or customs and excise duties or potential customs and excise duties.

(n)	None of the Business Subsidiaries shall be jointly and severally liable for any Tax liability of any third party.

(o)
Each Business Subsidiary has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

(p)	There are no material liens for Taxes with respect to the Transferring Assets.

(q)
The sale of the Business Subsidiaries will not give rise to any Tax or degrouping charges or loss of any carry-forward Tax losses (with the exception in the latter case of the Tax losses carry forward of Trinity Germany) or any Tax attributes, or challenge any Tax advantage or any specific Tax regime at their level.

(r)	None of the Transferring Asset has been a “United States Real Property Interest” within the meaning of Section 897(c)(1) of the IRC Code.

(s)
None of the Business Subsidiaries (i) is a domestic corporation within the meaning of Section 7701 of the IRC Code, and (ii) has had income effectively connected to a trade or business within the United States with the meaning of Section 864 of the IRC Code.

7.24	Employees and Employee Benefits

(a)
Schedule 7.24(a) sets forth a true and complete list of each Transferring Employee as of the date of this Agreement including, as applicable, each Transferring Employee’s current (A) job title, (B) full compensation, including base salary or current wages, commitments to increase salaries or wages in the future, additional commissions, health care, disability, etc., (C) equity compensation holdings (including number and types of awards and all applicable vesting requirements), and (D) employing entity, Schedule 7.24(a) should also indicate which Transferring Employees, if any, are on leave of absence and, if so, the type of leave. The Sellers shall provide to Purchasers an updated final, true and complete version of such schedule not later than 2 Business Days prior to the Closing Date.

(b)	Except as set forth in Schedule 7.24(b), the Transferring Employees, together with the services and benefits to be provided for by members of the Seller Group pursuant to the Ancillary Agreements,
(i)	are not in excess of the reasonable requirements of the Business,

(ii)	and constitute all the employees reasonably required to carry on the Business, with respect to both (i) and (ii) on a stand-alone basis in the scope and manner in which it is conducted on the date hereof,.
(c)
The members of the Seller Group are in compliance in all material respects with all applicable Employment Laws, including as of the Closing any consultation and notification obligations under applicable Employment Law with respect to the Transaction.

(d)
Schedule 7.24(d) sets forth a complete and correct list of each (i) company controlled pension plan or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement and (iv) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Sellers or the Business Subsidiaries or any person or entity that, together with any Seller or a Business Subsidiary, is treated as a single employer (under Section 414 of the IRC Code or any other applicable Employment Law) (each, a “Commonly Controlled Entity”) for the benefit of any Transferring Employee (each, a “Benefit Plan”). Schedule 7.24(d) also sets forth a complete and accurate list of each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material contract between any member of the Seller Group or any Business Subsidiary and any Transferring Employee (each, a “Benefit Agreement”).With respect to each Benefit Plan and each Benefit Agreement which are company controlled plans, Sellers have provided to the Purchasers complete, accurate and up to date copies of such Benefit Plan or Benefit Agreement, including any amendment thereto.

(e)
Except as set forth in Schedule 7.24(e), all Benefit Plans and Benefit Agreements are defined contribution plans or agreements and the Sellers and the Business Subsidiaries do not participate in any defined benefit plans or agreements.

(f)
Neither the execution or the performance of this Agreement or the Ancillary Agreements will (A) entitle any Transferring Employee to any compensation or benefit, (B) materially increase any compensation or benefits payable under any Benefit Plan or Benefit Agreement or (C) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Benefit Plan or Benefit Agreement, except, in the case of the foregoing clauses (A), (B) and (C), for any payments or benefits for which the Sellers shall be solely liable.

(g)
Sellers and Business Subsidiaries will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date to each Benefit Plan and will have accrued (in accordance with the applicable accounting principles) as of the Closing Date all payments (including premium payments with respect to insurance policies) due with respect to the pre-Closing period but not yet payable as of the Closing Date.

(h)	Each Benefit Plan is in compliance with and has been operated in all material respects in accordance with its terms and all applicable Employment Laws.

(i)
There are and have been no pending or, to the Sellers knowledge, threatened Proceedings or any investigation by any Governmental Authority in relation to any Benefit Plan, Benefit Agreement, any Transferring Employee or any former employee of the Business or of a Business Subsidiary.

(j)
No Seller in respect to the Business or any Business Subsidiary (i) has any liability or obligations arising out of the hiring of Persons to provide services to any Seller or Business Subsidiary and treating such Persons as consultants or independent contractors and not as employees of such Seller or Business Subsidiary (ii) has entered into any secondment or flexible working arrangement with any Transferring Employee or (iii) engages any persons hired out from a third party.

(k)
The Sellers are not engaged in any unfair labor practices and there is no unfair labor practice charge or complaint against any Seller pending or threatened before any Governmental Authority with respect to the Transferring Employees. Since January 1, 2007, there has been no, and there currently is no, labor strike, dispute, request for representation, union organization attempt, walkout, slowdown or stoppage actually pending or threatened against or affecting Sellers with respect to the Transferring Employees or the Business Subsidiaries.

(l)	Except for the workers’ council in Germany, none of the Transferring Employees is represented by a union or any other similar labor organization.

(m)
Save for the Transferring Employees, there are no employees or former employees of the Sellers Group entitled to be transferred with the Business pursuant to applicable Employment Laws. No Transferring Employees would be entitled to any amount other than basic statutory redundancy payments set forth in any applicable Law. The Sellers are not liable to make any payment to any person under the Redundancy Payments Acts 1967 to 2007 of Ireland or the Protection of Employment Act 1977 of Ireland in relation to the Business.

(n)
Trinity Germany is not party to any shop agreement (Betriebsvereinbarung) other than one shop agreement relating to vacation payments in the year 2009. Trinity Germany is not bound by any collective bargaining agreements (Tarifverträge) other than the collective bargaining agreements for the metal industry in North Rhine-Westphalia which apply on an industry-wide level.

(o)	There are no material deviations in the contracts and employment conditions of the Transferring Employees from applicable Employment Law.

(p)
No Transferring Employee nor any of the Sellers or Business Subsidiaries is in breach of its obligations under any employment contract, confidentiality agreement, patent disclosure agreement or other contract between such Transferring Employee and any member of the Seller Group.

(q)
No past employee of the Seller who was engaged or employed in the Business has a right to return to work or has or may have a right to be reinstated or re-engaged under the Unfair Dismissal’s Acts 1977 -2007 of Ireland, Maternity Protection Acts 1994-2004 of Ireland, Adoptive Leave Act 1995 of Ireland, Parental Leave Act 1998 of Ireland, Employment Equality Act 1998-2004 of Ireland, Carers Leave Act 2001 of Ireland, Protection of Employee (Part-Time Workers) Act 2001 of Ireland or Protection of Employee (Fixed t-Time Workers) Act 2003 of Ireland.

(r)
There are no circumstances under which any member of the Seller Group has contributed towards, participated in or had employees who participated in, an occupational pension scheme to which section 75 or section 75A of the UK Pensions Act 1995 has applied or can apply.

(s)
The Irish Pension Scheme and the Irish Related Benefit Scheme do not provide benefits for or in respect of the Irish Employees other than old age, invalidity or survivor’s benefits within the meaning of the Regulations and no benefit is currently being paid or has been promised to or in respect of any Irish Employee other than old age, invalidity or survivor’s benefit within the meaning of the Regulations and the Sellers are not under any obligation in respect of any Irish Employee with regard to retirement or death benefits pursuant to which the Sellers are or may become liable to make contributions or pay expenses and no pension or retirement gratuities are currently being paid or have been promised which is subject to the Regulations.

(t)
With respect to the Sellers and any Commonly Controlled Entity, there does not exist, nor do any circumstances exist, that would reasonably be expected to result in any Controlled Group Liability that would reasonably be expected, individually or in the aggregate, to result in any liability, at or after the Closing, to the Purchasers or any entity that, together with any Purchaser, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC Code or any other applicable Employment Law.

(u)
With respect to each of the US Benefit Plans that is intended to be qualified under Section 401(a) of the IRC Code, each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the IRC Code. To the knowledge of Sellers, no reason exists that would reasonably be expected to cause such qualified status to be revoked for any period.

(v)
There are no contracts of employment (written or unwritten) with any senior employee which cannot be terminated by three (3) months’ notice (with the exception of  _____  who is 6 months) or less without giving rise to any claim for material damages, severance pay, or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal applicable by virtue of overriding general legislation to all employees within that jurisdiction).

(w)
No agreement for or in relation to termination of any Transferring Employee has been made by any member of the Seller Group within the last three (3) months and no notice has been received in connection with the actual or proposed termination of any contract of employment of any Transferring Employee (with the exception of ).

7.25	Relations with the Seller Group & Connected Persons

(a)
Except as set forth in Schedule 7.25(a), all agreements entered into between (i) any member of the Seller Group (excluding the Business Subsidiaries), any shareholder or Affiliate of such shareholder of the Seller Group (except shareholders of Trinity Biotech plc) or any officer, director or employee of any member of the Seller Group (excluding the Business Subsidiaries) or any of its or their Affiliates on the one hand and (ii) the Business Subsidiaries on the other hand (the “Intra-Group Agreements”) shall have been terminated, without liability, as of the Closing Date.

(b)
No member of the Seller Group or any Connected Person of any such member has any right or interest, directly or indirectly, in any business which is or is likely to be or to become competitive with the Business.

(c)
No member of the Seller Group or any Connected Person of any such member is entitled to any claim of whatsoever nature against the Business and no member of the Seller Group or any Connected Person of any such member has assigned to any person the benefit of any such claim to which it would otherwise have been entitled.

(d)
As of the Closing, any member of the Seller Group (excluding the Business Subsidiaries), any shareholder (except for holders of ordinary shares and ADRs in Trinity Biotech plc, but excluding such holders who are otherwise directors, officers or employees of any member of the Seller Group) or Affiliate of such shareholder of the Seller Group or any officer, director or employee of any member of the Seller Group (excluding the Business Subsidiaries) or any of its or their Affiliates, either directly or indirectly:

(i)	does not hold, either together or separately, in whole or in part, any property, assets or rights necessary to the Business as currently conducted or mainly used by the Business;

(ii)	except as set forth in Schedule 7.25(d), is not a creditor or debtor of the Business Subsidiaries as a result of any undertaking; and

(iii)	does not benefit from outstanding guarantees or security interests granted by the Business Subsidiaries or does not benefit from such guarantees or security interests.
7.26	No Agency
The relationship between Sellers and the third party distributors used for the Business are that of independent seller and independent buyer respectively, each in sole and full control of its business. No written or, to the Sellers knowledge, oral partnership, or de jure or de facto entity has been constituted between any Seller and any of its third-party distributors, whether by virtue of any agreement between them or the parties’ various activities. None of the distributors of the Business has the power to make, vary or release contractual obligations on behalf of any Seller or to represent that a partnership or de jure or de facto entity has been constituted, or that it has any such power.
7.27	Insurance

(a)
Schedule 7.27 contains a list of all insurance maintained by or covering the Business and the Business Subsidiaries, including any claim arising out of any injury to individuals as a result of the possession or use of any Product sold, distributed or manufactured prior to the Closing Date (the “Insurance”). Copies of all “occurrence-based” Insurance has been provided to Purchasers. The Insurance covers adequately and in compliance with good industry practice in the medical devices sector in Europe and in the United States all the risks that may be incurred in conducting the Business or the activities of the Business Subsidiaries, is in full force and effect as of the date hereof, and all corresponding premiums have been paid when they were due.

(b)	No material claims have been made under the Insurance (in respect of the Business), which remain outstanding, as at the date hereof.

7.28	Grants and Allowances
Except as set forth in Schedule 7.28, no member of the Seller Group, in connection with the Business, and no Business Subsidiary has applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last six years.
7.29	Information Technology — Destiny Instruments

(a)	The Sellers and the Business Subsidiaries own or have a valid right to all software, relating to the Destiny Instruments (including those developed by _____) (the “Destiny Information Technology”).

(b)
Except as set forth in Schedule 7.29(b), the Sellers (and the Business Subsidiaries) are the legal and beneficial owners free from Encumbrances of the Destiny Information Technology and no other Person has any claims or rights in respect of any element of the Destiny Information Technology.

(c)
Each member of the Seller Group has full and complete copies of all source codes in respect of all software which it owns in connection with the Business. For all software which is licensed to members of the Seller Group, the Seller has satisfactory arrangements for access to the source codes, details of which are contained in the Disclosure Schedules.

(d)	There are no royalties, licence fees or other fees payable in connection with the use of any element of the Destiny Information Technology.

7.30	Information Technology — Back Office

(a)
The Sellers and the Business Subsidiaries own or have a valid right to all back office software, networks and telecommunications systems in respect of the Business (the “Back Office Information Technology”). Other than minor disruption in the Ordinary Course of Business, since the beginning of an eighteen (18) month period prior to the date hereof, no member of the Seller Group has experienced any disruption in or to its business or operations as a result of: (i) any security breach in relation to any Back Office Information Technology; or (ii) any failure (whether arising from any bug, virus, defect or otherwise), lack of capacity or other sub-standard performance of any Back Office Information Technology.

(b)	Each element of the Back office Information Technology has been and is being properly and regularly maintained and replaced and has the benefit of appropriate maintenance and support agreements.

(c)
The members of the Seller Group have, in respect of the Business taken such precautions to preserve the security and integrity of the Back Office Information Technology owned or used by the Business Subsidiaries and the members of the Seller Group in respect with the Business (the “IT Systems”) and the data and information stored on the IT Systems as would reasonably be expected of companies operating a similar business in that sector in Europe and the United States.

(d)
The IT Systems are sufficient for the current requirements of the Business as carried out as of the date hereof by the Seller. The Seller Group has in place adequate back-up, disaster recovery and other systems and procedures to enable the Business to continue without material adverse change in the event of a failure of the Information Technology.

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.1	General
Each of the Purchasers hereby makes the representations and warranties set forth in this Article 8, each in respect of itself. Such representations and warranties shall be deemed made as of the date hereof and up to the Closing Date inclusively, except to the extent that any such representation and warranty is expressly indicated to be made only on one of such dates or on another specified date.
8.2	Organization, Standing and Power

(a)	Each Purchaser is duly organized and validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed.

(b)	Each Purchaser has the capacity, power and authority to enter into this Agreement and (where applicable) the Ancillary Agreements and to carry out its obligations hereunder and thereunder.

(c)
The delivery, execution and performance of this Agreement and the Ancillary Agreements have been duly authorized by the competent corporate bodies of each Purchaser, and no other corporate action on the part of any Purchaser is necessary to authorize the delivery, execution and performance of this Agreement or the Ancillary Agreements.

(d)
This Agreement and (where applicable) the Ancillary Agreements have been duly executed by each Purchaser (or will be as of the Closing, for Ancillary Agreements to be signed at Closing) and constitute (or will constitute at Closing) legal, valid and binding obligations of each of the Purchasers in accordance with their respective terms.

8.3	No Conflict
The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction do not and will not conflict with, or result in any violation of or breach or default (with or without notice or lapse of time, or both) under:
(i)	the organizational documents of any of the Purchasers,

(ii)	any order, judgment or ruling of any Governmental Authority applicable to any of the Purchasers,

(iii)	any Law applicable to any Purchaser.
8.4	Consents
Except for the Competition Clearance, no Consents of or by, or filing with, any other Person is required to be made or obtained by any of the Purchasers in connection with the delivery, execution or performance of this Agreement or the Ancillary Agreements.

8.5	Insolvency
(a)
No order has been made, petition presented or meeting convened for the winding up of any of the Purchasers for the appointment of any provisional liquidator, examiner, receiver, administrator, trustee or other similar officer or in relation to any other process whereby the business is terminated or wound down and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors, and:

(i)	there are no cases or proceedings under any applicable insolvency, bankruptcy reorganisation or similar Laws in any relevant jurisdiction, and

(ii)	no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.
(b)
No Person has notified any of the Purchasers that it has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to any of the Purchasers, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of the assets or undertaking of any Purchasers nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

(c)
None of the Purchasers has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

8.6	Knowledge
Stago is not actually aware of any event that would constitute a breach or an inaccuracy of the Representations and Warranties set forth in Article 7.
9.	INDEMNIFICATION BY THE SELLERS

9.1	General
Subject to the other terms and conditions of this Agreement, Sellers, jointly and severally, shall (and Trinity shall procure that Sellers shall) indemnify, defend and hold Purchasers harmless from, any actual Losses suffered by the Purchasers or the Business Subsidiaries, arising from, in connection with or otherwise with respect to:
(a)	any inaccuracy in, or breach of, any Representation and Warranty;

(b)	any inaccuracy in the Closing Certificate;

(c)
any failure by Trinity or by any of its Affiliates to perform any covenant, agreement, obligation or undertaking contained in this Agreement provided, for the avoidance of doubt that the Representations and Warranties shall not constitute covenants, agreements, obligations or undertakings pursuant to this Clause 9.1(c) ;

(d)	any liability, obligation or commitment for Pre-Closing Taxes, assessed, imposed on, currently due and payable, arising out of or relating to the Transferring Assets or Business Subsidiaries;

(e)
any withholding Taxes imposed on, or with respect to, payments made under this Agreement (including any interest or penalties relating to such Taxes) provided that the Purchasers are tax residents within the European Union or the United States; and

(f)	the Pre-Closing Reorganization
Trinity and Stago agree to treat, to the extent permitted by applicable Law, any indemnity payment under this Article 9 as an adjustment to the relevant Purchase Price.
9.2	Calculation of a Loss

(a)	In calculating the amount of a Loss, there shall be:
(i)	deducted the amount of any reserve or provision included in the Accounts relating to the facts and circumstances giving rise to such Loss;

(ii)
deducted any insurance payment and other compensation actually paid by a third-party to the Purchasers or the Business Subsidiaries in connection with such Loss less (i) any reasonable out of pocket expenses actually incurred in connection with the collection of such sum and (ii) any Tax costs incurred in respect of such insurance payments, indemnity payments and other compensation;

(iii)
added any Tax amount that would be due by the Purchasers by reason of a payment pursuant to Section 9.1, provided that the Purchasers shall use their best endeavors to mitigate such Tax amount to the extent permitted by applicable Law and provided further that if any Tax Authority subsequently challenges the tax treatment applied and impose any Tax to the Purchasers by reason of such payment, the Sellers shall promptly pay to the Purchasers the corresponding amount;

(iv)
deducted an amount equal to any Tax savings actually and effectively realised by the Purchasers and the Business Subsidiaries attributable to (and that would not have arisen but for) the matter giving rise to the Loss (excluding, for the avoidance of doubt, any Tax savings that would not result in a cash effect during the fiscal year during which such Loss arises, such as the creation or increase of Tax loss carry-forward).

(b)
If the Sellers pay to any Purchaser an amount in discharge of a Loss under this Article 9 and the Purchasers or the Business Subsidiaries subsequently recover an insurance indemnification for such Loss, the relevant Purchaser shall forthwith repay to the relevant Seller the amount of such indemnification less any Taxes incurred by the Purchasers or the Business Subsidiaries in connection with the payment of this insurance indemnification provided that if the insurance indemnification is greater than the amount paid by the Sellers to the Purchasers in respect of the Loss, such lesser amount as shall have been paid to the Purchasers.

(c)
For the avoidance of doubt, a loss created by virtue of a tax assessment with respect to a Pre-Closing Tax Period shall not constitute a Loss to the extent that such a loss could have been reduced through the use of any tax loss carry forward of the Business Subsidiaries existing on the Closing Date.

9.3	Mitigation
Purchasers shall use, and shall procure that the Business Subsidiaries use, their commercially reasonable efforts to, mitigate any Loss, including by pursuing the indemnification of such Loss under any insurance covering the risk that gave rise to such Loss, provided that such insurance is not an Insurance.
9.4	Claims

(a)
Stago, acting on behalf of the Purchaser Group, shall send to Trinity, acting on behalf of the Sellers a written notice (a “Notice of Claim”) in respect of each Loss specifying in reasonable details the alleged facts giving rise to such Loss and giving a reasonable estimate, to the extent available, of such Loss suffered, no later than 30 Business Days after Stago shall have become aware of the facts giving rise to such Loss. For the avoidance of doubt, Stago may send a Notice of Claim prior to an actual Loss being sustained if such Loss is reasonably foreseeable based on the facts existing at the time of the Notice of Claim.

(b)
Any Notice of Claim given by Stago later than the foregoing date shall not relieve the Sellers of their obligations pursuant to this Article 9 except to the extent and only to the amount that the Loss is increased by Stago’s failure to give the Notice of Claim on or before such date.

(c)
In connection with any Notice of Claim, Stago shall deliver a writ of summons to Trinity before the Irish courts no later than 6 months after the date on which the relevant Loss specified in the Notice of Claim has been actually incurred by the Purchasers or the Business Subsidiaries.

9.5	Third Party Claims

(a)
If (i) a claim is made by any third party or any judicial, administrative or arbitral proceedings are initiated against any member of the Purchaser Group, (ii) any member of the Purchaser Group is subjected to any audit, examination or investigation by a Governmental Authority (including, without limitation, in relation to Tax) and (i) or (ii) may give rise to an indemnification under Section 9.1. (a “Third Party Claim”), Stago shall notify Trinity of such Third Party Claim (the “Notice of Third Party Claim”) by no later than 30 Business Days after the date on which the member of the Purchaser Group receives a notice in writing of any of the above.

(b)
Any Notice of Third Party Claim given by Stago later than the foregoing date shall not relieve Sellers of their obligations pursuant to this Article 9 except to the extent and only to the amount that the Loss is increased by Stago’s failure to give the Notice of Third Party Claim on or before such date. Each of Stago and Trinity agrees, upon reasonable notice, to provide reasonable access to relevant records in its or its Affiliates’ possession or control to the other Party for inspection and copying in connection with such Third Party Claim.

(c)
Unless Trinity makes an election in accordance with Section 9.5. (d), Stago shall keep Trinity reasonably informed of the progress of the Third Party Claim and take into account any reasonable comment Trinity may have. Stago shall not, without the prior written approval of Trinity (not to be unreasonably withheld), compromise, dispose of or settle any Third Party Claim or assume any liability in connection with any Third Party Claim. In the event of a Third Party Claim with respect to Tax, the relevant member of the Purchaser Group shall, upon notice by Trinity, request any payment deferral allowed by Tax Laws, provided that Trinity shall and shall cause its Affiliates to give the Tax Authority all guarantees as may be required in connection with such payment deferral or keep the Purchaser Group harmless for any and all reasonable cost incurred by them in giving any such guarantee.

(d)
If the Sellers have accepted in writing to indemnify the Purchasers in respect of the claims, the Sellers shall have the right, at their option and at their own expense, to elect by written notice sent to the Purchasers within 15 Business Days from the receipt of the notification of a Third Party Claim to conduct the defense (to the extent permitted by Law and to the exclusion of making any counterclaims or other claims against Third Parties), negotiation and settlement of any Third Party Claim, provided however that Stago and the Purchasers may participate in any such proceeding with counsel of its choice and at its own expense and provided further that the Sellers shall not take any action which would be materially detrimental to the interest of the Purchasers or the Business Subsidiaries, including to the tax position of the Purchaser Group post Closing or the relationship of the latter vis a vis the Tax Authorities. The Sellers shall give to the Purchasers the opportunity to comment with respect to the defense of the Third Party Claim and shall take into account any reasonable comment of the Purchaser. The Sellers shall keep the Purchasers informed of the progress of the Third Party Claim, and shall promptly provide the Purchasers with copies of all material notices, communications and filings (including court papers). The Sellers shall not, without the prior written approval of the Purchasers (not to be unreasonably withheld), compromise, dispose of or settle any Third Party Claim.

9.6	Investigation of Claims and Third Party Claims
Stago shall permit Trinity to reasonably investigate the matters set forth in the Notice of Claim and the Notice of Third Party Claim. To this end, Stago shall give, and shall cause its relevant Affiliates to give, reasonable access to Trinity to the relevant books, records, documents and employees reasonably relating to the matters to which the Claim or the Third Party Claim relates, to the extent permitted by Law and subject in each case to the signature of a confidentiality undertaking in a form reasonably satisfactory to Stago.

9.7	Limitations
(a)	Financial limitations
(i)	Sellers shall not be liable in respect of any Loss:
•	unless the amount of the Loss or series of related Losses with respect to related facts and circumstances exceed USD $50,000; and

•	until the aggregate amount of all Losses exceeds USD $750,000, and once the aggregate amount of all such Losses has exceeded such amount, Sellers shall be liable in respect of the full amount.
(ii)	The aggregate liability of Sellers under Section 9.1 shall not exceed an amount of 20% of the Purchase Price.

(iii)
The financial limitations contained in the present Section 9.7(a) do not apply to Losses resulting from the breach or inaccuracy of any Core Warranty or from the breach of any Covenant or from any of the matters referred to in Sections 9.1(c) to 9.1(f) or any payment of a Specific Indemnity or where such losses arise as a result of any dishonest or fraudulent act, fraudulent omission, or willful concealment of or by any of the Sellers.

(b)	Time limitations
The Purchaser Group shall have no right to bring a claim for indemnification pursuant to this Article 9, unless Stago shall have given Trinity a Notice of Claim or a Notice of Third Party Claim with respect thereto no later than:
(i)
30 Business Days after the expiration of the applicable statute of limitation in respect of any claims resulting from the breach or inaccuracy of any Core Warranty, from the breach of any Covenant or from any of the matters referred to in Sections 9.1(c) to 9.1(f), or in respect of other claims, otherwise,.

(ii)	20 months after the Closing Date.
(c)	General limitations
The Purchaser Group shall not be entitled to make a claim for indemnification of any Loss if and to the extent that:
(i)	the Loss results from a change in Law after the Closing Date;

(ii)
the Loss relates to any Third Party Claim in relation to Tax which merely modifies the Tax period during which a deductible charge or amortization or depreciation or VAT deduction may be taken into account for Tax purposes, except for any interest or penalties resulting therefrom or consequences resulting from a change of the applicable Tax rate or a transfer of a deductible item from a profit-making year to a loss-making year;

(iii)	except in the case of a Loss related to Tax, the Loss results from an event Specifically Disclosed in the schedules to this Agreement in accordance with Section 7.1;

(iv)	the Loss results directly from or is directly increased by a voluntary act of the Purchasers unless such act is required by Law.
9.8	Payment of Claims
In the event that an action under this Article 9 shall have been finally determined, such final determination shall be paid by the relevant Sellers to the relevant member of the Purchaser Group within ten (10) Business Days of such final determination in immediately available funds in U.S. Dollars, plus interest calculated at the Agreed Rate as from the later of, the date of the relevant Loss or the Closing Date. An action, and the liability for and amount of corresponding Losses, shall be “finally determined” for purposes of this Section 9.8 when the parties to such action have so determined by mutual agreement or, if disputed, when a final decision shall have been rendered with respect thereto that is either immediately applicable or that may not be appealed.
10.	Specific Indemnities
Sellers, jointly and severally, shall (and Trinity shall procure that Sellers shall) indemnify, defend and hold Purchasers harmless from, any Losses suffered by any Business Subsidiaries, the Purchasers, or their Affiliates, arising from, in connection with or otherwise with respect to the following Losses, provided that it is expressly agreed between the Parties that none of the limitations set forth in Section 9.7 shall apply to the indemnification of such Losses.
10.1	Environmental Indemnity
Any Environmental Loss which is related to
(a)	a breach of any of the representations and warranties of Sellers set forth in Section 7.20(j) or 7.22; or

(b)
any Environmental Contamination, provided that (i) the relevant company is required pursuant to Environmental Law to remedy the relevant matter or (ii) prompt remediation is required pursuant to any Environmental Law due to a material danger to public health or (iii) the respective action is required under an agreement or settlement made with any Governmental Authority with Sellers’ consent.

10.2	Litigation

(a)

(b)	Any Loss relating to the , both of which are disclosed in Schedule 7.16.

10.3	Sales
A breach of any of the representations and warranties of Sellers set forth in Section 7.11(f).
11.	Sellers’ Responsibility for Liabilities
Save as otherwise expressly provided for in this Agreement, Trinity agrees to remain solely responsible for all the liabilities of the Sellers relating to the Business outstanding at the Closing Date (whether actual or contingent) (save for Business Liabilities) and undertakes to duly and promptly perform, discharge and observe the same and to indemnify the members of the Purchaser Group fully at all times from and against any and all claims, actions, proceedings, demands and Losses in connection therewith.
12.	Management of Tax Matters

12.1
The Sellers or their duly authorised agents shall at their own cost and in a manner consistent with past practices, policies, elections and methods in relation to Tax timely prepare and timely file (or cause to be filed) the Tax Returns of each of the Business Subsidiaries relating to Tax periods ending on or prior to the Closing Date which are to be filed or dealt with prior or after the Closing Date.

12.2
Except with Stago’s prior written consent not to be unreasonably withheld or delayed, Sellers shall not, and shall procure that their duly authorised agents do not, prepare any Tax Returns which comprise or include a claim, election, surrender, disclaimer, notice or consent, or withdraw any such item if the making, giving or withdrawal of it (as the case may be) could have an adverse effect on the Purchaser Group with respect to a Post-Closing Tax Period.

12.3
Trinity shall, and shall cause its Affiliates to provide such assistance as the Purchaser Group may reasonably request in preparing all Tax Returns relating to Straddle Periods or with regard to other Tax matters including, but not limited to, remitting to the Purchaser Group, copies of all relevant Tax rulings and other documentation, including for the avoidance of doubt information and documents relating to transfer pricing, and reports, in their possession and control, which are of relevance to the Business Subsidiaries, or are necessary for the verification of position taken from a Tax perspective in the Business Subsidiaries up to the Closing Date. This documentation should be remitted as soon as possible after the receipt of a request from any member of the Purchaser Group and in any case no later than twenty (20) Business Days after the receipt of such a request.

13.	Governing Law and Disputes Resolution

13.1	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Ireland, without giving effect to any principles of conflicts of law.

13.2	Except as otherwise expressly provided for herein, any disputes arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Irish courts.

14.	Confidentiality
For a period of five years following the Closing, each of Trinity and Stago hereby agrees that it will not and that none of its Affiliates will, without the prior written consent of the other party, disclose publicly or to any third party any information not publicly known concerning the Business or the Transaction (collectively, the “Confidential Information”) unless and only to the extent that:
(a)
such disclosure is, in the reasonable opinion of the legal counsel for the recipient of the information required by applicable Law or the applicable rules of any relevant stock exchange or national securities exchange; and

(b)
the recipient of the information has made reasonable efforts to avoid such announcement or disclosure and consulted the provider about its intention to make, and the proposed contents of, such announcement or disclosure.

15.	Miscellaneous

15.1	Termination
In the event that the Closing does not take place on or before July 31, 2010 or such later date as may be agreed in writing by the Parties, either Trinity or Stago may terminate this Agreement, unless the failure of the Closing to occur prior to such date is due to a breach by such Party or its Affiliates of their obligations under this Agreement.
The termination of this Agreement shall be without prejudice to the rights of any Party based on any prior breach of this Agreement and to the survival of Articles 13, 14 and 15.
15.2	Publicity
Until and as at the Closing Date, no public announcement or press release concerning this Agreement or the transactions and operations contemplated hereby shall be made by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable law, rule or regulation, in which case the Party required to make such release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance.

15.3	Costs

(a)
Except as otherwise provided in this Agreement or any related transaction document that may be agreed by the Parties, each of the Parties shall be responsible for its own costs and other expenses (including those of its Affiliates), such as, without limitation, expenses of legal counsel, accountants and other advisors, incurred in connection with the Transaction.

(b)
Stamp duties, transfer taxes, value added tax, registration duties and notarization fees directly due in connection with the purchase of the Business Subsidiaries and the Transferring Assets shall be borne by the Purchasers. The Sellers and their Affiliates (excluding the Business Subsidiaries) shall bear all other Taxes due in connection with the sale of the Business Subsidiaries and the Transferring Assets (including but not limited to all Taxes associated with any gain realized on the sale of the Business).

15.4	Notices

(a)
All notices, requests, demands, and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered by (i) hand delivery against receipt signed and dated by the addressee, (ii) registered air mail return receipt requested, or (iii) email or telecopy with a confirmation copy sent within twenty-four (24) hours after transmission by registered air mail return receipt requested, and shall be addressed to the other Parties at the respective address set forth below or to such other address or place as such Parties may from time to time designate, in writing, in accordance with the provisions hereof. Notice given pursuant to (i) and (ii) above shall be deemed effectively given when received and notices given pursuant to (iii) above shall be deemed effectively given on the Business Day following the date of the sending of the telecopy or email.

(b)	If to Trinity or any member of the Seller Group:
Rory Nealon, Trinity Biotech plc, IDA Business Park, Bray, Co. Wicklow, Email: Rory.Nealon@trinitybiotech.com
Kevin Tansley, Trinity Biotech plc, IDA Business Park, Bray, Co. Wicklow, Email: Kevin.Tansley@trinitybiotech.com
Brendan Heneghan, William Fry Solicitors, Fitzwilton House, Wilton Place, Dublin 2, Email: Brendan.heneghan@williamfry.ie

(c)	If to Stago or any member of the Purchaser Group:

(d)
Each Party may notify the other Parties at any time of a change of contact name or change of address, in accordance with this section. Such notice shall be effective on the day falling five (5) Business Days after the notification has been received or such later date as may be specified in the notice.

15.5	Severability
If at any time subsequent to the date hereof any provisions herein, or the application thereof to any circumstance of this Agreement, shall be held to be unenforceable, invalid or illegal by any court, arbitration tribunal, government agency or regulatory body of competent jurisdiction, as the case may be, the remainder of this Agreement shall not be affected or impaired thereby and the Parties shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that has the same or similar economic effect on the transactions hereby contemplated as the original provision.
15.6	Entire Agreement
This Agreement and any Ancillary Agreements entered into on the date hereof (or Closing) constitute the entire agreement and supersede all prior agreements, drafts and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
15.7	Binding Effect and Assignment

(a)	This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns.

(b)	The Parties acknowledge that the rights and obligations of a Party under the Agreement may not be directly or indirectly assigned without the prior written consent of the other Parties.

(c)
Notwithstanding the above, Stago shall be authorized, prior to the Closing Date, to provide to Trinity a schedule setting forth such of its wholly-owned Affiliates who Stago nominates as Share Purchasers and Business Asset Purchasers, and upon such notice, Stago’s Affiliates which are so notified shall become Parties hereto and shall be deemed to be Purchasers hereunder (and Share Purchasers and Business Asset Purchasers, as the case may be), subject only to the condition that Stago notifies Trinity of such election five (five) Business Days prior to the Closing Date and confirms in such notice that it will remain jointly and severally liable, with effect from the substitution date, with the Purchasers for the performance by the latter of all the relevant Purchasers’ obligations under this Agreement.

15.8	Amendments — Waiver
(a)	No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of the Parties hereto.

(b)
No failure to enforce any of his or its rights hereunder at any time or for any period of time by any Party hereto shall be deemed a waiver thereof. No waiver of any of the rights of any Party contained herein or arising hereunder shall be valid unless in writing and signed by such Party to be charged with such waiver.

15.9	Remedies
The Parties agree that any breach of the provisions of this Agreement by any Party may result in irreparable injury to the other Parties, that money damages may be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have under this Agreement, the other Parties may enforce their respective rights by actions for specific performance and for injunctive and other relief. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the posting of any bond in connection with such remedy.
15.10	Third Party Beneficiaries
This Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto and their Affiliates (including the Business Subsidiaries) any rights or remedies hereunder.
15.11	Counterparts
This Agreement may be executed in any number of counterparts (including by facsimile and electronic means), each of which shall be deemed an original, and all those counterparts taken together shall be regarded as one instrument.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in Dublin, Ireland by their duly authorized representatives, as of the day and year first above written.

TRINITY BIOTECH PLC

By:	Rory Nealon Name: Rory Nealon
Title: Director

TRINITY BIOTECH MANUFACTURING LIMITED

By:	Rory Nealon Name: Rory Nealon
Title: Director

BIOPOOL US, INC.

By:	Rory Nealon Name: Rory Nealon
Title: Director

CLARK LABORATORIES INC

By:	Rory Nealon Name: Rory Nealon
Title: Director

STAGO INTERNATIONAL SAS

By:
Name:
Title: